SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Logitech International S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July XX, 2011

To our shareholders:

     You are cordially invited to attend Logitech’s 2011 Annual General Meeting. The meeting will be held on Wednesday, September 7, 2011 at 2:30 p.m. at the Palais De Beaulieu, Rome Room, in Lausanne, Switzerland.

     Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, information on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers and other relevant information.

     Whether or not you plan to attend the Annual General Meeting, your vote is important.

     Thank you for your continued support of Logitech.

GUERRINO DE LUCA
Chairman of the Board

LOGITECH INTERNATIONAL S.A.

Invitation to the Annual General Meeting
Wednesday, September 7, 2011
2:30 p.m. (registration starts at 1:30 p.m.)
Palais de Beaulieu – Lausanne, Switzerland

*****

AGENDA

A.	Reports

Report on Operations for the fiscal year ended March 31, 2011

B.	Proposals

	1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2011

	2.	Advisory vote on executive compensation

	3.	Advisory vote on the frequency of future advisory votes on executive compensation

	4.	Increase to the number of shares available for issuance under Employee Share Purchase Plans

	5.	Authorization to exceed 10% holding of own share capital

	6.	Appropriation of retained earnings without payment of a dividend

	7.	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2011

	8.	Elections to the Board of Directors

		8.1.	Re-election of Mr. Matthew Bousquette

		8.2.	Re-election of Mr. Richard Laube

		8.3	Re-election of Mr. Gerald Quindlen

	9.	Re-election of PricewaterhouseCoopers S.A. as auditors

Apples, Switzerland, July XX, 2011

The Board of Directors

QUESTIONS AND ANSWERS ABOUT THE LOGITECH
2011 ANNUAL GENERAL MEETING

GENERAL INFORMATION FOR ALL SHAREHOLDERS

Why am I receiving this “Invitation and Proxy Statement”?

     This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada this Invitation and Proxy Statement will be delivered to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July XX, 2011.

     The enclosed Response Coupon is solicited on behalf of the Board of Directors of Logitech for use at Logitech’s Annual General Meeting. The meeting will be held on Wednesday, September 7, 2011 at 2:30 p.m. at the Palais de Beaulieu, Rome Room, in Lausanne, Switzerland.

Who is entitled to vote at the meeting?

     Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, The Bank of New York Mellon Corporation) on Thursday, September 1, 2011 have the right to vote. No shareholders will be entered in the Share Register between September 2, 2011 and the day following the meeting. As of June 22, 2011 there were 135,340,661 shares registered and entitled to vote out of a total of 179,215,747 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 23, 2011 and September 1, 2011.

     For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners”, below.

Who is a registered shareholder?

     If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, The Bank of New York Mellon Corporation, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent to you directly by Logitech.

Who is a beneficial owner with shares registered in the name of a custodian, or “street name” owner?

     Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

Why is it important for me to vote?

     Logitech is a public company and key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.

How many registered shares must be present or represented to conduct business at the meeting?

     There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

Where are Logitech’s principal executive offices?

     Logitech’s principal executive office in Switzerland is at Rue du Sablon 2-4, 1110 Morges, Switzerland, and our principal executive office in the United States is at 6505 Kaiser Drive, Fremont, California 94555. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +510-795-8500.

How can I obtain Logitech’s annual report and other annual reporting materials?

     A copy of our 2011 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2011 filed with the U.S. Securities and Exchange Commission are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

Where can I find the voting results of the meeting?

     We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also file the results on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission by Tuesday, September 13, 2011. A copy of the Form 8-K will be available on our website at http://ir.logitech.com.

If I am not a registered shareholder, can I attend and vote at the meeting?

     You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by September 1, 2011 or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at our principal executive offices in Switzerland, at the above address, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

     If you do not plan to attend the meeting you may mark the applicable box under Option 3 on the enclosed Response Coupon to appoint either Logitech or the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Response Coupon and sign, date and promptly mail your completed Response Coupon using the appropriate enclosed postage paid envelope. If you sign and return the Response Coupon but do not provide voting instructions for some or all agenda items, your voting rights for those items for which you did not provide voting instructions will be exercised in favor of the Proposals of the Board of Directors (the “Board”). Please refer to the Response Coupon for more instructions.

How can I attend the meeting?

     If you wish to attend the meeting, please mark Option 1 on the Response Coupon, and send the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by Friday, August 26, 2011. We will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of September 1, 2011, you may attend the meeting by presenting proof of identification at the meeting.

Can I have another person represent me at the meeting?

     Yes. If you would like someone other than either Logitech or the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon and provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by August 26, 2011. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear Logitech will send the admission card to you, and you must forward it to your representative.

Can I sell my shares before the meeting if I have voted?

     Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, September 1, 2011 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy using the Response Coupon, can I change my vote after I have voted?

     You may change your vote at any time before the final vote at the meeting. You may revoke your vote by requesting a new Response Coupon from us, and we will cancel your prior Response Coupon. If you wish to vote again you may complete the new Response Coupon and return it to us, or you may attend the meeting and vote in person. However, your attendance at the meeting will not automatically revoke your Response Coupon unless you vote again at the meeting or specifically request in writing that your prior Response Coupon be revoked.

If I vote by proxy using the Response Coupon, what happens if I do not give specific voting instructions?

     If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors. In addition, if you provide discretionary voting instructions in the Response Coupon, and other matters are properly presented for voting at the meeting, your voting rights will be exercised in favor of the recommendations of the Board of Directors at the meeting on such matters.

     In addition, if your shares are represented at the meeting by an institution subject to the Swiss Federal Law on Banks and Savings Institutions, or by a professional asset manager subject to Swiss jurisdiction, and if you do not provide the institution or asset manager with general or specific voting instructions, the institution or asset manager will be obliged under Swiss law to exercise the voting rights of your shares in the manner recommended by the Board of Directors.

Who can I contact if I have questions?

     If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at logitechIR@logitech.com.

FURTHER INFORMATION FOR U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

     We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

     The Notice will provide you with instructions regarding how to:
  View our proxy materials for the meeting on the Internet; and

  Instruct us to send our future proxy materials to you electronically by email.
     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may provide voting instructions for the meeting?

     For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 15, 2011 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 15, 2011 and August 24, 2011, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 15, 2011 votes but subsequently sells their shares before August 24, 2011, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 15, 2011 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of August 24, 2011 will have their votes increased or decreased to reflect their shareholdings as of August 24, 2011.

     If you acquire Logitech shares in “street name” after July 15, 2011 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before September 1, 2011 as possible.

If I am a U.S. or Canadian “street name” beneficial owner, how do I vote?

     If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.

     If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

     If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Advisory vote on executive compensation), Proposal 3 (Advisory vote on the frequency of future advisory votes on executive compensation), Proposal 4 (Increase to the number of shares available for issuance under Employee Share Purchase Plans), Proposal 5 (Authorization to exceed 10% holding of own share capital), Proposal 6 (Appropriation of retained earnings without payment of a dividend), and Proposal 8 (Elections to the Board of Directors). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

What is the deadline for delivering my voting instructions?

     If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian you have until 11:59 pm (U.S. Eastern Daylight Time) on Thursday, September 1, 2011 to deliver your voting instructions.

Can I change my vote after I have voted?

     You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person, if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

FURTHER INFORMATION FOR SHAREHOLDERS WITH SHARES REGISTERED THROUGH A BANK OR BROKERAGE AS CUSTODIAN (OUTSIDE THE U.S. OR CANADA)

How do I vote by proxy if my shares are registered through my bank or brokerage as custodian?

     Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

What is the deadline for delivering my voting instructions if my Logitech shares are registered through my bank or brokerage as custodian?

     Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them on to the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before the meeting date as possible.

OTHER MEETING INFORMATION

Further Information for Depositary representatives

     Institutions subject to the Swiss Federal Law on Banks and Savings Banks, as well as professional asset managers, are obliged to inform Logitech of the number and par value of the registered shares they represent.

Meeting Proposals

     There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters are properly presented for voting at the meeting, and you have provided discretionary voting instructions in the Response Coupon or your voting instruction card, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.

Proxy Solicitation

     We will bear the expense of soliciting proxies, and we have retained Georgeson, Inc. to solicit proxies for a fee of $15,000 plus a reasonable amount to cover expenses. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise, or we may ask our proxy solicitor to solicit votes and proxies on our behalf by telephone for a fee of $5.00 per phone call, plus reasonable expenses. In the United States we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

Tabulation of Votes

     Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.

Shareholder Proposals and Nominees

Shareholder Proposals for 2011 Annual General Meeting

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. The deadline to receive proposals for the agenda for the September 7, 2011 Annual General Meeting was July 8, 2011. However, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2011 Annual General Meeting agenda before or at the meeting.

Shareholder Proposals for 2012 Annual General Meeting

     A registered shareholder that satisfies the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2012 meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 5, 2012. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2012 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than March 26, 2012. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2012 Annual General Meeting.

Nominations of Director Candidates

     Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.

Provisions of Articles of Incorporation

     The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

AGENDA PROPOSALS AND EXPLANATIONS

A. REPORTS

Report on Operations for the Fiscal Year Ended March 31, 2011

     Senior management of Logitech International S.A. will provide the Annual General Meeting with a presentation and report on operations of the Company for fiscal year 2011.

B. PROPOSALS

Proposal 1

Approval of the Annual Report, the Compensation Report, the Consolidated Financial Statements and the
Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2011

Proposal

     The Board of Directors proposes that the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2011 be approved.

Explanation

     The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2011 are contained in Logitech’s Annual Report, which was distributed to all registered shareholders with this Invitation and Proxy Statement. The Annual Report also contains the report of Logitech’s auditors, the report of the statutory auditors and additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. The Compensation Report forms part of this Invitation and Proxy Statement. Copies of the Annual Report, Invitation and Proxy Statement are available on the Internet at ir.logitech.com.

     Under Swiss law the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. The submission of the compensation report to a vote of shareholders as part of the approval of the annual report is a suggested best practice under applicable Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. In the event of a negative vote on this proposal by shareholders the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this proposal by shareholders. Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report, the Compensation Report or the consolidated or statutory financial statements for fiscal year 2011.

     PricewaterhouseCoopers S.A., as Logitech auditors, issued an unqualified recommendation to the Annual General Meeting that the Logitech consolidated and Logitech International S.A. financial statements be approved. PricewaterhouseCoopers S.A. express their opinion that the “consolidated financial statements for the year ended March 31, 2011 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (US GAAP) and comply with Swiss law.” They further express their opinion and confirm that the financial statements and the proposed appropriation of available earnings comply with Swiss law and the articles of incorporation of Logitech International S.A.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2011.

Proposal 2

Advisory Vote on Executive Compensation

Proposal

     The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for fiscal year 2011.

Explanation

     At Logitech’s 2009 and 2010 Annual General Meetings, the Logitech Board of Directors voluntarily asked shareholders to approve Logitech’s compensation philosophy, policies and practices, as set out in the “Compensation Discussion and Analysis” section of the Compensation Report, as a reflection of evolving best practices in corporate governance in Switzerland and in the United States. This proposal, commonly known as a “say-on-pay” proposal, gave our shareholders the opportunity to express their views on our compensation as a whole.

     Beginning this year, a say-on-pay advisory vote is being required for all public companies, including Logitech, that are subject to the applicable U.S. proxy statement rules. In accordance with this new law, the Board of Directors is asking shareholders to approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative. This vote is not intended to address any specific items of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Report.

     This say-on-pay vote is advisory and therefore is not binding. However, the say-on-pay vote will provide information to us regarding shareholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee of the Board will be able to consider when determining future executive compensation. The Committee will seek to determine the causes of any significant negative voting result.

     As discussed in the Compensation Discussion and Analysis section of Logitech’s 2011 Compensation Report, Logitech has designed its compensation programs to attract, retain and motivate the high caliber of executives, managers and staff that is critical to the long-term success of its business. More specifically, Logitech’s executive compensation programs have been designed to:
  be competitive with comparable companies in the industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee’s assessment of an executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.

     The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Report included in the Annual Report and this Invitation and Proxy Statement. Logitech’s compensation philosophy, compensation components for employees below the executive level, compensation program risks and design, and compensation paid during fiscal year 2011 are also set out in the Compensation Report.

     While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the following advisory resolution:

“Resolved, that the compensation of Logitech’s named executive officers disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative, is hereby approved.”

Proposal 3

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Proposal

     The Board of Directors asks shareholders for their advisory vote on the frequency of future advisory say-on-pay votes on executive compensation. In particular, the Board of Directors asks shareholders for their guidance on whether future advisory say-on-pay votes, such as the one in Proposal 2 above, should be held every one, two or three years.

Explanation

     This proposal asks shareholders to indicate their preference, on an advisory basis, for the frequency of future shareholder advisory votes on executive compensation. The Board of Directors is asking shareholders for their views on the frequency of these votes pursuant to the same new U.S. law described in Proposal 2 above that now requires each company subject to U.S. proxy statement rules, including Logitech, to hold a say-on-pay advisory vote on executive compensation. This vote on the frequency of say-on-pay votes must be held at least once every six years and is advisory in nature.

     The Board of Directors has voluntarily asked shareholders to approve Logitech’s compensation philosophy, policies and practices in each of the last two years. The Board believes that providing an annual advisory vote on compensation provides the Board with more opportunity for timely feedback, and so the Board recommends that shareholders vote to hold a say-on-pay advisory vote every year. However, in accordance with the applicable U.S. law, shareholders will be able to specify one of four choices for this proposal: one year, two years, three years, or abstain from voting.

Voting Requirement to Approve Proposal

     This advisory vote is non-binding; however, the Board will carefully consider the voting results and expects to be guided by the alternative that receives the greatest number of votes, even if that alternative does not receive a majority of the votes cast.

Recommendation

     The Board of Directors recommends that shareholders approve, on an advisory basis, holding a yearly say-on-pay advisory vote on executive compensation. The alternative receiving the greatest number of votes (every one, two or three years) will be considered the frequency selected by shareholders.

Proposal 4

Increase to the Number of Shares Available for Issuance under Employee Share Purchase Plans

Proposal

     The Board of Directors proposes that an additional total of 5,000,000 shares be authorized for issuance under the Company’s 1996 Employee Share Purchase Plan (U.S.) and the 2006 Employee Share Purchase Plan (Non-U.S.).

Explanation

     Logitech’s Employee Share Purchase Plans encourage share ownership by employees and align the interests of employees and shareholders. The Board believes that the continued ability to offer this program is important to attract, motivate and retain the employee talent needed for Logitech’s success.

     Logitech’s Employee Share Purchase Plans offer eligible employees the opportunity to acquire Logitech shares through periodic payroll deductions that are applied toward the purchase of shares, at a discount from the current market price. The primary purpose of these plans is to provide employees with the opportunity to acquire an ownership stake in Logitech. Copies of the 1996 Employee Share Purchase Plan (U.S.) and the 2006 Employee Share Purchase Plan (Non-U.S.) are available as exhibits to our Form S-8 filed with the Securities and Exchange Commission on January 30, 2009, available at http://www.sec.gov. We refer to these plans as the “1996 Plan”, the “2006 Plan”, and together, as the “ESPPs”.

     Employees have been participating in our share purchase plans for more than 15 years. Participation is voluntary and participating employees make contributions through payroll deductions. In the offering period ended January 31, 2011 more than two-thirds of Logitech’s eligible employees participated (approximately 1,771 out of 2,605 eligible employees). A direct result of this high participation level is an increase in broad-based ownership, with 99.63% of the shares issued going to non-executive officers in the last two offering periods.

     We estimate that at the time of our 2011 Annual General Meeting, we will have approximately 900,000 shares remaining for issuance under the ESPPs of the 16,000,000 shares previously authorized by shareholders. We estimate that we will sell all of the remaining available shares before the 2012 Annual General Meeting. As a result, the Board is seeking shareholder approval to increase the number of shares available under the ESPPs at the 2011 Annual General Meeting. The increase of 5,000,000 shares should provide sufficient shares to meet expected sales under the ESPPs over the next 3 years. The table below sets out the shares currently available under the ESPPs and if this proposal is approved.

Stock Purchase Plan Share Reservation
Maximum shares available under the ESPPs	16.0 million
Estimated shares purchased from 1996 through September 2011	(15.1 million	)
Estimated shares available under the ESPPs as of September 2011	0.9 million
New shares if increase Proposal is approved	5.0 million
Maximum shares available for issuance under the ESPPs	5.9 million

     Shareholders last approved an increase to the available shares under the ESPPs at the 2008 Annual General Meeting, when the available shares were increased by 4,000,000 shares.

Background on Share Purchase Plans at Logitech

     The 1996 Plan was adopted by the Board of Directors on April 24, 1996 as a worldwide Employee Share Purchase Plan. The 1996 Plan was split into one plan for employees based in the United States and another plan for employees based outside of the United States by action of the Board of Directors on June 15, 2006.

     Under the ESPPs employees may purchase shares twice a year at the end of each six-month offering period. The purchase price is 85% of the market value of Logitech shares on the first day of the six-month offering period or 85% of the market value of the shares on the last day of the offering period if that value is lower. Employees are able to contribute up to 10% of their annual salary, up to a $25,000 limit calculated in accordance with U.S. tax rules (taking into account the application of the $25,000 limit for each calendar year a purchase right is at any time outstanding). The majority of companies with which we compete for talent in the United States offer share purchase programs to their employees. Outside of the United States we believe our share purchase plan helps set us apart from other companies with which we compete for talent, because we believe that share purchase plans similar to ours are not as common as they are in the United States.

     In fiscal year 2011, 1,128,706 shares (1,073,833 in fiscal year 2010 and 1,094,898 in fiscal year 2009) were issued from the ESPPs, resulting in an annual dilution cost of 0.6% (0.6% in fiscal year 2010 and 0.6% in fiscal year 2009). Annual dilution equals shares issued divided by the average shares outstanding in the applicable fiscal year. We expect the approval of an additional 5,000,000 shares under the ESPPs, when combined with the remaining shares under the ESPPs as of September 2011, to result in an approximate 3.3% dilution over the life of the plans.

Key Terms

     Only the number of shares available for issuance under the ESPPs will change if this proposal is approved by shareholders. All other terms of the ESPPs will remain unchanged. For convenience, the key terms of the ESPPs are summarized below.

Eligibility

     Employees of certain of Logitech’s subsidiaries are eligible to participate in the ESPPs. The subsidiaries whose employees are entitled to participate may be changed from time to time by Logitech. Employees of Logitech who regularly work 20 hours or more per week and five months or more per year, subject to applicable law, are eligible to participate in the ESPPs. Logitech may establish administrative rules requiring that employees deliver subscriptions for shares some minimum period (currently, 7 days) before an enrollment period begins. As of June 24, 2011, approximately 2,870 employees were eligible to participate in the ESPPs.

     Employees are not eligible to participate in the ESPPs if they would immediately after such purchase own (directly or indirectly) shares, which when added to shares that the employees may purchase under outstanding options, amounts to 5% or more of the total combined voting power of shares of Logitech.

Enrollment and Participation

     An eligible employee who wants to enroll and participate in the ESPPs must file a completed subscription agreement (which includes a payroll deduction agreement) with Logitech during an enrollment period. The subscription agreement authorizes Logitech to withhold automatically a percentage of the participant’s regular earnings through regular payroll deductions, and the amount of the deduction is credited to an ESPP account in the participant’s name on Logitech’s books during the offering period. The minimum deduction allowed is 1% of compensation, and the maximum deduction is 10% of regular earnings. No interest is paid or credited with respect to such payroll deductions.

     Participants may decrease, but may not increase, their rate of contribution during an offering period by filing a new subscription agreement. If a participant has not followed these procedures to change the rate of contribution, the rate of contribution continues at the originally elected rate throughout the offering period and future offering periods. Participants may change their rate of contribution for the next offering period by filing an amended subscription agreement during the enrollment periods.

Administration

     The Board, or a committee of the Board (“Board”), administers the ESPP. The Board may interpret the ESPPs and establish, amend and rescind any rules related to the ESPPs.

Offering periods

     The ESPPs have a series of six-month offering periods, with new offering periods commencing on each February 1 and August 1, and ending on the last trading day in the six-month periods ending on the following July 31 and January 31, respectively, or on such other date as the Board shall determine. The Board has the authority to change the frequency and/or duration of offering periods (including the commencement dates of the offering periods).

Purchase of Shares

     On the last day of each offering period, all participants purchase the number of whole shares obtained by dividing the aggregate amount in their ESPP accounts by the purchase price for that offering period. No fractional shares are credited or issued. The purchase price for an offering period is 85% of the “market value” of Logitech shares on the first day of the six-month offering period or 85% of the “market value” of the shares on the last day of the offering period if that value is lower. “Market value” is the last quoted price on the applicable date. The Board may change the percentage of market value applied to determine the purchase price with respect to any future offering period, but not below 85%. If the aggregate number of shares subscribed for in any offering period exceeds the number of shares that remain available for sale under the ESPPs, the number of shares each participant may purchase is proportionately reduced.

Transferability

     Participants may not transfer their subscription or other rights under the ESPPs to any other person, except by will or the laws of descent, and any attempted transfer will be void.

Withdrawal

     During an offering period, participants may withdraw from participation in the ESPPs by giving notice to Logitech. Upon withdrawal from participation, the balance in the participant’s ESPP account is refunded to him or her in cash without interest, his or her right to participate in the current offering period is automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period.

Adjustments

     The number of shares subject to the ESPPs, and the number of shares subject to, and the purchase price of, outstanding rights to purchase shares, will be proportionately adjusted in the event of changes in the outstanding shares of Logitech by reason of share dividends, share splits, consolidations, recapitalizations, reorganizations or similar events.

Amendment and Termination of the ESPPs

     The Board may amend or terminate the ESPPs at any time without notice, provided that no amendment may be adopted without the approval of the shareholders where shareholder approval is required under applicable law.

Shares to be Purchased

     No purchase rights have been granted, and no shares have been issued, on the basis of the 5,000,000 share increase which is the subject of this proposal. Because benefits under the ESPPs will depend on employees’ elections to participate and the fair market value of our shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the share increase for the ESPPs is approved by shareholders. Non-employee directors are not eligible to participate in the ESPPs. However, the following table sets forth, for the persons or groups listed, (a) the total number of shares purchased under the ESPPs during the last fiscal year, and (b) the market value of these shares as of March 31, 2011. The price per share determined as described above was $13.38. The last reported trade price for the shares on NASDAQ on June 30, 2011, was $11.24.

		Market
	Number of	Value of
	Shares	Shares
Person or Group	Purchased	Purchased
Guerrino De Luca	—	—
Gerald Quindlen	—	—
Erik Bardman	—	—
Werner Heid	2,630	47,682
Junien Labrousse	1,523	27,612
Current executive officers as a group (6)	4,153	75,294
Current non-executive directors as a group	—	—
All employees, excluding executive officers	1,124,553	20,388,146

U.S. Tax Consequences

     The federal tax rules applicable to the 1996 ESPP under the U.S. Tax Code are summarized below. This summary does not include the tax laws of any municipality, state or country outside the United States in which a participant resides.

     No taxable income is recognized by a participant either at the time a right is granted to purchase shares under the 1996 ESPP or at the time shares are purchased thereunder. If a participant does not dispose of shares acquired under the 1996 ESPP before two years after the “date of grant” (which for each offering period is the last day on which shares are traded before the enrollment period preceding that offering period), upon such qualifying disposition the lesser of (a) the excess of the amount realized on sale of the shares over the purchase price or (b) 15% of the market value of the shares on the date of grant will be subject to federal income tax. Federal long-term capital gains tax will apply to the excess, if any, of the sale’s proceeds on the date of disposition over the sum of the purchase price and the amount of ordinary income recognized upon disposition. If the qualifying disposition produces a loss (the value of the shares on the date of disposition is less than the purchase price), no ordinary income will be recognized and federal long-term capital loss rules will apply, provided that the disposition involves certain unrelated parties.

     If a participant disposes of the shares earlier than two years after the date of grant, upon such disqualifying disposition the difference between the purchase price and the market value of the shares on the date of purchase (the last day of an offering period) will be taxed to the participant as ordinary income and will be deductible by Logitech. The excess, if any, of the sale proceeds over the market value of the shares on the date of purchase will be taxed as long-term or short-term capital gain, depending on the holding period. Logitech is not entitled to a U.S. tax deduction for amounts taxed as ordinary income or capital gains to a participant, except to the extent that ordinary income is recognized by a participant upon a disposition of shares earlier than two years after the date of grant.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation of the Board

     The Board of Directors recommends a vote “FOR” approval of the increase to the number of shares available for issuance under the ESPPs.

Proposal 5

Authorization to exceed 10% holding of own share capital

Proposal

     The Board of Directors proposes that shareholders authorize the Company to hold more than 10 per cent of its own shares.

Explanation

     Under Swiss corporate law, shares that are repurchased are not automatically cancelled, but instead are held in the Company’s treasury pending either shareholder approval of their cancellation or re-use by the Company to cover issuance obligations, subject to certain time limits and procedures. Members of the Board of Directors may be exposed to personal liability under Swiss law for harm to the company as a result of it holding more than 10 percent of its own shares. Approval of this proposal may lessen the potential personal liability of the members of the Board of Directors in such a circumstance.

     Logitech currently holds approximately 6 percent of its own shares in its treasury. If the Company begins significant repurchases under its stock repurchase program, it may soon accumulate shares in treasury approaching 10 percent of its issued capital. In order to provide the Company with continued greater flexibility in the management of its capital, the Board of Directors seeks authorization to cause the Company to hold more than 10 percent of its own shares, to the extent that the shares exceeding the 10 percent ownership threshold are being repurchased with a view to being cancelled. In the event of a negative vote on this proposal by shareholders, the Board of Directors will cause the Company not to exceed a 10 percent holding of its own shares.

     There are potential adverse tax consequences to the Company that may be avoided through repurchasing shares above the 10 percent threshold through a “second trading line” with withholding tax arrangements. Should the Board of Directors resolve to make use of the authorization in this proposal, it would apply for applicable approval by the Swiss Takeover Board, and apply for the opening of a second trading line on the SIX Swiss Exchange in order to purchase shares for cancellation. It will also take other appropriate action to levy the withholding tax that would be due in such a case.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the following resolution:

“The Company shall be authorized to hold more than 10 per cent of its own shares, to the extent that the own shares exceeding the 10 percent ownership threshold are being repurchased, over a second trading line or otherwise, with a view to being cancelled on the occasion of a reduction of share capital, to be proposed to the Annual General Meeting of the Company in 2012 and/or 2013.”

Proposal 6

Appropriation of Retained Earnings without Payment of a Dividend

Proposal

     The Board of Directors proposes that no dividend be distributed with respect to retained earnings for fiscal year 2011 and that CHF 507,730,000 (US $609,449,000 based on exchange rates on June 30, 2011) of retained earnings be carried forward.

(all numbers in thousands)

Retained earnings at beginning of fiscal year 2011	CHF	349,312
Appropriation of retained earnings resolved by
the 2010 Annual General Meeting-Dividend	CHF	—
Release from reserve for treasury shares	CHF	138,205
Net income for fiscal year 2011	CHF	20,213

Retained earnings at the disposal of the Annual
General Meeting at the end of fiscal year 2011	CHF	507,730

Explanation

     Under Swiss law the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2011 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.

     The Board of Directors continues to believe that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business. Accordingly, the Board is proposing that no dividend be paid to shareholders and all retained earnings at the disposal of the Annual General Meeting be carried forward.

     In the event of a negative vote on this proposal by shareholders, the Board of Directors will take the vote of the shareholders into consideration, and call an extraordinary general meeting of shareholders for re-consideration by shareholders of this proposal or a revised proposal.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the appropriation of retained earnings without the payment of a dividend.

Proposal 7

Release of the Board of Directors and Executive Officers from Liability for Activities during Fiscal Year 2011

Proposal

     The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2011.

Explanation

     As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2011 that have been disclosed to shareholders. This release from liability exempts members of the Board of Directors or Executive Officers from liability claims brought by the Company or its shareholders on behalf of the Company against any of them for activities carried out during fiscal year 2011 relating to facts that have been disclosed to shareholders. Shareholders that do not vote in favor of the proposal, or acquire their shares after the vote without knowledge of the approval of this resolution, are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2011.

Proposal 8

Elections to the Board of Directors

     Our Board of Directors is presently composed of ten members. Each director serves a three-year term, with the terms of the directors staggered so that not all directors are up for election in any one year. This is a recommended practice under the Swiss Code of Best Practice for Corporate Governance, in order to help ensure continuity among the Board.

     At the recommendation of the Nominating Committee, the Board has nominated the three individuals below to serve as directors for the three-year term beginning as of the Annual General Meeting on September 7, 2011. All of the nominees currently serve as a member of the Board of Directors. Their current terms expire on the date of the Annual General Meeting on September 7, 2011.

     There will be a separate vote on each nominee.

     If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual General Meeting, registered shareholders at the meeting or represented at the meeting by the Independent Representative or third parties may vote either for: (1) a substitute nominee designated by the present Board to fill the vacancy; or (2) another substitute nominee. Under Swiss law Board members may only be appointed by shareholders and so if there is no substitute nominee and the individuals below are elected the Board will consist of ten members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

     For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.

8.1 Re-election of Mr. Matthew Bousquette

     Proposal: The Board of Directors proposes that Mr. Matthew Bousquette be re-elected to the Board for a further three-year term.

     Matthew Bousquette is the Chairman of the Board of EGI Holdings LLC, a U.S.-based producer of giftware and home and garden décor products. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Teleflora and Procter & Gamble. Mr. Bousquette earned a BBA degree from the University of Michigan. He is 52 years old, and is a U.S. citizen.

     Mr. Bousquette brings senior leadership, strategic, financial and marketing expertise to the Board from his current position as chairman of a consumer products company, and his prior work as a senior executive at Mattel.

     Mr. Bousquette currently serves on the Audit Committee and is Chairman of the Compensation Committee of the Board. The Board of Directors has determined that he is an independent Director.

8.2 Re-election of Mr. Richard Laube

     Proposal: The Board of Directors proposes that Mr. Richard Laube be re-elected to the Board for a further three-year term.

     Richard Laube is the Chief Executive Officer of Nobel Biocare Holding A.G., a position he has held since April 2011. Previously, he was an Executive Vice President of Nestlé S.A., Chief Executive Officer of Nestlé Nutrition and a member of the Nestlé Executive Board until August 2010. He joined Nestlé in April 2005 as Deputy Executive Vice President, Corporate Business Development, and was appointed Deputy Executive Vice President, Chief Executive Officer of Nestlé Nutrition in November 2005. He was appointed Executive Vice President in 2008. Since January 2011 he has also served as an advisor to the Roark Capital Group, a private equity firm based in Atlanta, Georgia. Prior to joining Nestlé he served from 1999 to 2004 as President, Roche Consumer Health, and served on the Roche Corporate Executive Committee from 2001 to 2004. Previously, he was employed by Procter & Gamble from 1980 to 1998, serving in successively more senior roles in Switzerland, the United States, Japan, Germany and Brazil. Mr. Laube holds MA and BA degrees in Organizational Development and Evaluation Research from Boston University. He is 55 years old and is a dual U.S. and Swiss citizen.

     As chief executive of a significant public company, and a former senior executive at one of the world’s best-known consumer products companies, with significant experience in business strategy and marketing, Mr. Laube brings senior leadership, brand marketing and global experience to the Board.

     Mr. Laube currently serves on the Compensation Committee of the Board. The Board of Directors has determined that he is an independent Director.

8.3 Re-election of Mr. Gerald Quindlen

     Proposal: The Board of Directors proposes that Mr. Gerald Quindlen be re-elected to the Board for a further three-year term.

     Gerald Quindlen has served as Logitech’s President and Chief Executive Officer since January 2008. He has been a member of the Board of Directors since September 2008. Mr. Quindlen joined Logitech as Senior Vice President, Worldwide Sales and Marketing in October 2005. From August 1987 to September 2004, Mr. Quindlen worked for Eastman Kodak Company where he was Vice President of Global Sales and Operations for the Consumer and Professional Imaging Division, and previously held senior sales or marketing management positions in the United States, Japan and Asia Pacific. From September 2004 to September 2005, Mr. Quindlen was a private consultant. Prior to his 17 year tenure at Eastman Kodak, he worked for Mobil Oil Corporation in engineering. Mr. Quindlen holds a BS degree in chemical engineering from Villanova University in Pennsylvania, and an MBA degree in Finance from the University of Pennsylvania’s Wharton School. He is 52 years old and is a U.S. citizen.

     As our CEO and a senior executive, Mr. Quindlen brings to the Board significant senior leadership, sales and marketing, consumer products and global experience. As CEO, Mr. Quindlen has direct responsibility for Logitech’s strategy and operations.

     Mr. Quindlen also serves as a member of the Committee for Board Compensation, which determines the compensation of the non-executive members of the Board.

Voting Requirement to Approve Proposals

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 9

Re-election of PricewaterhouseCoopers S.A. as Auditors

Proposal

     The Board of Directors proposes that PricewaterhouseCoopers S.A. be re-elected as auditors of Logitech International S.A. for a one-year term.

Explanation

     PricewaterhouseCoopers S.A., upon recommendation of the Audit Committee of the Board, is proposed for re-election for a further year as auditors for Logitech International S.A. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. Information on the fees paid by Logitech to PricewaterhouseCoopers S.A., as well as further information regarding PricewaterhouseCoopers S.A., is set out below under the heading “Independent Public Accountants” and “Report of the Audit Committee.”

     A member of PricewaterhouseCoopers S.A. will be present at the Annual General Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     Our Board of Directors recommends a vote “FOR” the re-election of PricewaterhouseCoopers S.A. as auditors of Logitech International S.A. for the fiscal year ending March 31, 2012.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

     The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairman decides.

     Logitech’s Articles of Incorporation set the minimum number of directors at three. We had ten members of the Board of Directors as of June 30, 2011. If all nominees to the Board presented in Proposal 8 are elected the size of the Board will remain at ten.

BOARD OF DIRECTORS INDEPENDENCE

     Each of our directors other than Daniel Borel, Guerrino De Luca and Gerald Quindlen qualifies as independent in accordance with the published listing requirements of NASDAQ and Swiss corporate governance best practices guidelines. The Board of Directors has determined that the following director nominees standing for election or reelection at the 2011 Annual General Meeting qualifies as independent: Matthew Bousquette and Richard Laube. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management. In particular, the Board considered the following information in regard to the following directors:

     Erh-Hsun Chang. Until April 2006 Mr. Chang served as Logitech’s Senior Vice President, Worldwide Operations and General Manager, Far East.

     Sally Davis. Ms. Davis is the chief executive of BT Wholesale, a member of the BT Group. In the ordinary course of its business, BT’s conferencing division purchased approximately $2.1 million of LifeSize videoconferencing equipment and approximately $1.5 million of Logitech computer peripherals, and Logitech purchased less than $10,000 of BT communication services in fiscal year 2011. Neither Ms. Davis nor any Logitech executive officer had any direct involvement in these transactions.

     In each case, the Board determined that none of these facts or relationships would interfere with the exercise by Mr. Chang and Ms. Davis of his or her independent judgment in carrying out the responsibilities of a director.

MEMBERS OF THE BOARD OF DIRECTORS

     The current members of the Board of Directors, including their principal occupation, business experience, and qualifications, are set out below.

Daniel Borel 61 Years Old Director since 1988 Co-Founder and former CEO and Chairman, Logitech International S.A. Swiss national
Daniel Borel is a Logitech founder and served from May 1988 until January 1, 2008 as the Chairman of the Board. From July 1992 to February 1998, he also served as Chief Executive Officer. He has held various other executive positions with Logitech. Mr. Borel holds an MS degree in Computer Science from Stanford University in California and a BE degree in Physics from the Ecole Polytechnique Fédérale, Lausanne, Switzerland. He serves on the Board of Nestlé S.A. In addition, he serves on the Board of Fondation Defitech, a Swiss foundation which contributes to research and development projects aimed at assisting the disabled, is the Chairman of the Board of SwissUp, a Swiss educational foundation promoting higher learning, and serves as President of EPFL Plus, a Swiss foundation which raises funds for the Ecole Polytechnique Fédérale de Lausanne.

As a Logitech co-founder, and its former Chairman and CEO, Mr. Borel brings deep knowledge of and a passion for Logitech, its people and its products, as well as senior leadership, industry, technical, and global experience. As a director for Nestlé, Mr. Borel also provides cross-board experience.

Matthew Bousquette 52 Years Old Director since 2005 Chairman, EGI Holdings LLC U.S. national
Matthew Bousquette is the Chairman of the Board of EGI Holdings LLC, a U.S.-based producer of giftware and home and garden décor products. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Teleflora and Procter & Gamble. Mr. Bousquette earned a BBA degree from the University of Michigan.

Mr. Bousquette brings senior leadership, strategic, financial and marketing expertise to the Board from his current position as chairman of a consumer products company, and his prior work as a senior executive at Mattel.

Erh-Hsun Chang 62 Years Old Director since 2006 Former Senior Vice President, Worldwide Operations and General Manager, Far East, Logitech Taiwan national
Erh-Hsun Chang has been a member of the Board of Directors since June 2006. Until April 2006 Mr. Chang was the Company’s Senior Vice President, Worldwide Operations and General Manager, Far East. Mr. Chang first joined Logitech in 1986 to establish its operations in Taiwan. After leaving the Company in 1988, he returned in 1995 as Vice President, General Manager, Far Eastern Area and Worldwide Operations. In April 1997, Mr. Chang was named Senior Vice President, General Manager, Far Eastern Area and Worldwide Operations. Mr. Chang’s other business experience includes tenure as Vice President, Manufacturing Consulting at KPMG Peat Marwick, a global professional services firm, between 1991 and 1995, and as Vice President, Sales and Marketing, Power Supply Division, of Taiwan Liton Electronics Ltd., a Taiwanese electronics company, in 1995. Mr. Chang holds a BS degree in Civil Engineering from Chung Yuang University, Taiwan, an MBA degree in Operations Management from the University of Dallas, and an MS degree in Industrial Engineering from Texas A&M University. Mr. Chang is also Vice Chairman of the Company’s subsidiary in Taiwan.

Having had an extensive career in operations, manufacturing, and sales and marketing, particularly in Taiwan and China, Mr. Chang brings senior leadership, manufacturing and operations experience, and substantial expertise in doing business in Taiwan and China.

Kee-Lock Chua 50 Years Old Director since 2000 President and Chief Executive Officer, Vertex Group Singapore national
Kee-Lock Chua is president and chief executive officer of the Vertex Group, a Singapore - headquartered venture capital group. Prior to joining the Vertex Group, Mr. Chua was the president and an executive director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singapore industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University in California. He also serves on the Board of SHC Capital Ltd. and Yongmao Holdings Limited (where he is lead independent director), each publicly traded companies in Singapore, and on the board of directors of a number of private companies, including as chairman of CrimsonLogic Pte. Ltd., a Singapore-based e-government solution provider.

Mr. Chua has extensive investment and senior leadership experience, as a venture capitalist in Asia and the United States, and also as the former CEO of publicly-traded companies in Asia. He brings to the Board senior leadership, and financial and global expertise. As a director of public companies in Asia, and of private companies, he also provides cross-board experience.

Sally Davis 57 Years Old Director since 2007 CEO, BT Wholesale British national
Sally Davis is the chief executive of BT Wholesale, a position she has held since 2007. She was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis is also a member of the Board of the Department for Transport, part of the UK government. She holds a BA degree from University College, London.

Ms. Davis’s experience as a CEO of a leading European telecommunications company, and her significant technology product strategy and product portfolio knowledge, provides the Board with expertise in senior leadership, technology, product strategy, and financial management.

Guerrino De Luca 58 Years Old Director since 1998 Chairman of the Board of Directors of Logitech International S.A. Italian and U.S. national
Guerrino De Luca has served as Chairman of the Logitech Board of Directors since January 2008. He served from February 1998 to January 2008 as Logitech’s President and Chief Executive Officer, and has been a director since June 1998. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple, Inc. from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a BS degree in Electronic Engineering from the University of Rome, Italy.

As Logitech’s Chairman and former CEO, Mr. De Luca brings significant senior leadership, industry, strategy, marketing and global experience to the Board, and, like Mr. Borel, a deep passion for and commitment to Logitech, its people and its products.

Neil Hunt 49 Years Old Director since 2010 Chief Product Officer, Netflix, Inc. U.K. and U.S. national
Neil Hunt is the Chief Product Officer of Netflix, Inc., a California-based company offering the world’s largest subscription service streaming movies and TV episodes over the Internet and sending DVDs by mail. He has been with Netflix since 1999, and served as its Vice President, Internet Engineering from 1999 until being promoted to his current position in 2002. From 1997 to 1999, Mr. Hunt was Director of Engineering for Rational Software, a California-based maker of software development tools, and he served in engineering roles at predecessor companies from 1991 to 1997. Mr. Hunt is also a member of the Board of Directors of Simply Hired, Inc., a private online job listings company. Mr. Hunt holds a Doctorate in Computer Science from the University of Aberdeen, U.K. and a Bachelors degree from the University of Durham, U.K.

Mr. Hunt’s significant expertise in technology, product development leadership and strategy, and his experience as a member of the senior leadership of a leading digital delivery company, provides the Board with expertise in technology, product strategy, and senior leadership.

Richard Laube 55 Years Old Director since 2008 Chief Executive Officer, Nobel Biocare Holding A.G. Swiss and U.S. national
Richard Laube is the Chief Executive Officer of Nobel Biocare Holding A.G., a position he has held since April 2011. Previously, he was an Executive Vice President of Nestlé S.A., Chief Executive Officer of Nestlé Nutrition and a member of the Nestlé Executive Board until August 2010. He joined Nestlé in April 2005 as Deputy Executive Vice President, Corporate Business Development, and was appointed Deputy Executive Vice President, Chief Executive Officer of Nestlé Nutrition in November 2005. He was appointed Executive Vice President in 2008. Since January 2011 he has also served as an advisor to the Roark Capital Group, a private equity firm based in Atlanta, Georgia. Prior to joining Nestlé he served from 1999 to 2004 as President, Roche Consumer Health, and served on the Roche Corporate Executive Committee from 2001 to 2004. Previously, he was employed by Procter & Gamble from 1980 to 1998, serving in successively more senior roles in Switzerland, the United States, Japan, Germany and Brazil. Mr. Laube holds MA and BA degrees in Organizational Development and Evaluation Research from Boston University.

As chief executive of a significant public company, and a former senior executive at one of the world’s best-known consumer products companies, with significant experience in business strategy and marketing, Mr. Laube brings senior leadership, brand marketing and global experience to the Board.

Gerald Quindlen 52 Years Old Director since 2008 President and Chief Executive Officer, Logitech International S.A. U.S. national
Gerald Quindlen has served as Logitech’s President and Chief Executive Officer since January 2008. He has been a member of the Board of Directors since September 2008. Mr. Quindlen joined Logitech as Senior Vice President, Worldwide Sales and Marketing in October 2005. From August 1987 to September 2004, Mr. Quindlen worked for Eastman Kodak Company where he was Vice President of Global Sales and Operations for the Consumer and Professional Imaging Division, and previously held senior sales or marketing management positions in the United States, Japan and Asia Pacific. From September 2004 to September 2005, Mr. Quindlen was a private consultant. Prior to his 17 year tenure at Eastman Kodak, he worked for Mobil Oil Corporation in engineering. Mr. Quindlen holds a BS degree in chemical engineering from Villanova University in Pennsylvania, and an MBA degree in Finance from the University of Pennsylvania’s Wharton School.

As our CEO and a senior executive, Mr. Quindlen brings to the Board significant senior leadership, sales and marketing, consumer products and global experience. As CEO, Mr. Quindlen has direct responsibility for Logitech’s strategy and operations.

Monika Ribar 51 Years Old Director since 2004 President and CEO, Panalpina Group Swiss national
Monika Ribar is the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. She has been a member of Panalpina’s Executive Board since February 2000, and served as Panalpina’s Chief Financial Officer from June 2005 to October 2006, and as its Chief Information Officer from February 2000 to June 2005. From June 1995 to February 2000, she served as Panalpina’s Corporate Controller, and from 1991 to 1995 served in project management positions at Panalpina. Prior to joining Panalpina, Ms. Ribar worked at Fides Group (now KPMG Switzerland), a professional services firm, serving as Head of Strategic Planning, and was employed by the BASF Group, a German chemical products company. She also serves as a Director of SIKA AG, a SIX Swiss Exchange-listed supplier of specialty chemical products and industrial materials. Ms. Ribar holds a Masters degree in Economics and Business Administration from the University of St. Gallen, Switzerland.

Ms. Ribar has significant executive experience with the strategic, financial, and operational requirements of companies with global operations, and brings to our Board senior leadership, logistics industry, global and financial experience. As a member of another public company board, Ms. Ribar also provides cross-board experience.

     Other than the current employment and involvement noted above, no other Logitech Board member currently has material supervisory, management, or advisory functions outside Logitech. None of the Company’s directors holds any official functions or political posts.

ELECTIONS TO THE BOARD OF DIRECTORS

     Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating Committee.

Shareholder Recommendations and Nominees

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., Rue du Sablon 2-4, 1110 Morges, Switzerland, or c/o Logitech Inc., 6505 Kaiser Drive, Fremont, CA 94555, USA.

     Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2011 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”

     If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.

     The Nominating Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders. The Nominating Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Director Qualifications” below. Shareholder recommendations to the Board of Directors should be sent to the above address.

Board Composition

     The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. Similarly, the Nominating Committee does not have a formal policy on considering diversity in identifying candidates for election or re-election to the Board of Directors. However, we do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations.

     The review and assessment of Board candidates and the current membership of the Board by the Nominating Committee and the Board includes numerous diverse factors, such as independence; understanding of and experience in technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the Nominating Committee and of the Board with regard to these factors change from time to time to take into account changes in Logitech’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

     Listed below are key skills and experience that we currently consider important for our directors to have in light of our current business and structure. We do not expect each director to possess every attribute. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.
  Senior Leadership Experience. Directors who have served in senior leadership positions are important to Logitech, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.

  Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Logitech’s structure, financial reporting, and internal control of such activities.

  Industry and Technical Expertise. Because we develop and manufacture hardware and software products, ship them worldwide, and sell to both major computer manufacturers and consumer electronics distributors and retailers, expertise in hardware and software, and experience in supply chain, manufacturing and consumer products is useful in understanding the opportunities and challenges of our business and in providing insight and oversight of management.

  Brand Marketing Expertise. Because we are a consumer products company, directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

  Global Expertise. Because we are a global organization with research and development, and sales and other offices in many countries, directors with global expertise, particularly in Europe and Asia, can provide a useful business and cultural perspective regarding many significant aspects of our business.
Identification and Evaluation of Nominees for Directors

     Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating Committee through shareholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of paid third parties to review candidates.

TERMS OF OFFICE OF DIRECTORS

     Each director is elected individually by a separate vote of shareholders for a term of three years and is eligible for re-election until their seventieth birthday. Directors may not seek re-election after they have reached 70 years of age, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairman coincides with their term of office as a director. A director may be indefinitely reelected as Chairman, subject to the age limit mentioned above.

     Although the Company’s Articles of Incorporation and Organizational Regulations do not explicitly require this, the terms of office of the directors are staggered. Consequently, all directors will not run for re-election at a single annual general meeting.

     The year of appointment and remaining term of office as of March 31, 2011 for each Director are as follows:

Name	Year First Appointed	Year Current Term Expires
Daniel Borel(1)	1988	Annual General Meeting 2013
Matthew Bousquette(1) (3)	2005	Annual General Meeting 2011
Erh-Hsun Chang(1)	2006	Annual General Meeting 2012
Kee-Lock Chua(1)	2000	Annual General Meeting 2012
Sally Davis(1)	2007	Annual General Meeting 2013
Guerrino De Luca(2)	1998	Annual General Meeting 2013
Neil Hunt(1)	2010	Annual General Meeting 2013
Richard Laube(1) (3)	2008	Annual General Meeting 2011
Gerald Quindlen(2) (3)	2008	Annual General Meeting 2011
Monika Ribar(1)	2004	Annual General Meeting 2013
____________________

(1)	Non-executive member of the Board of Directors.

(2)	Executive member of the Board of Directors.

(3)	The term of each of Mr. Bousquette, Mr. Laube and Mr. Quindlen expires at the 2011 Annual General Meeting, and each is being presented for re-election to the Board of Directors at that meeting.

BOARD RESPONSIBILITIES AND STRUCTURE

     The Board of Directors is responsible for supervising the management of the business and affairs of the Company. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:
  the signatory power of its members;

  the approval of the budget submitted by the Chief Executive Officer;

  the approval of any type of investment or acquisition not included in the approved budgets;

  the approval of any expenditure of more than $10 million not specifically identified in the approved budgets; and

  the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.
     The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.

Board Leadership Structure

     The Board has since 1997 had a general practice that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. Since 1997, the Chairman has been a former CEO of the Company and has served as a full-time senior executive. Logitech believes that there are advantages to having a former CEO as Chairman, for matters such as leadership continuity; day-to-day assistance to and oversight of the CEO and other executive officers; and facilitating communications and relations between the Board, the CEO, and other senior management.

     Mr. De Luca, the Company’s former CEO and current Chairman, has served in that role since January 2008. The Chairman of the Board is appointed on an annual basis, at the Board meeting coinciding with the Annual General Meeting of Shareholders. The Secretary of the Board of Directors is also appointed at the same meeting. As of June 30, 2011, the Secretary was Ms. Catherine Valentine, the Company’s Vice President, Legal and General Counsel.

Role of the Chairman and of the Chief Executive Officer

     Guerrino De Luca and Gerald Quindlen, the Company’s President and Chief Executive Officer, are executive members of the Board of Directors. Mr. De Luca assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and he supports major transaction initiatives of Logitech.

     Mr. Quindlen manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:
  defining and implementing short and medium term strategies;

  preparing the budget, which must be approved by the Board of Directors;

  reviewing and certifying the Company’s annual report;

  appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;

  taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;

  carrying out Board resolutions;

  reporting regularly to the Chairman of the Board of Directors on the activities of the business;

  preparing supporting documents for resolutions that are to be passed by the Board of Directors; and

  deciding on issues brought to his attention by executive officers.
     The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to http://ir.logitech.com for copies of these documents.

Lead Independent Director

     As appointed by the Board, Mr. Chua serves as Lead Independent Director. The responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct.

Means by Which the Board of Directors Supervises Executive Officers

     The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.
  At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides regular updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.

  The offices of Chairman and Chief Executive Officer are separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.

  Executive officers and other members of senior management, at the invitation of the Board, regularly attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibility, including risk management and management information systems, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” above.

  There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, led by the Lead Independent Director, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.

  The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.

  There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.

  The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.

  All non-executive Board members have access, at their request, to all internal Logitech information.

  The head of the Internal Audit function reports to the Audit Committee.
The Board’s Role in Risk Oversight

     One of the Board’s functions is oversight of risk management at Logitech. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

     The largest risk in any business typically is that the products and services it offers will not be met by customer demand, because of poor strategy, poor execution, lack of competitiveness, or some combination of these or other factors. The Board implements its risk oversight responsibilities, at the highest level, through regular reviews of the Company’s business, product strategy and competitive position, and through management and organizational reviews, evaluations and succession planning.

     Within the broad strategic framework established by the Board, management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

     The Board’s risk oversight role is implemented at the full Board level, and also in individual Board Committees. The full Board receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company. The Compensation Committee oversees issues related to the design and risk controls of compensation programs. The Audit Committee oversees issues related to internal control over financial reporting and Logitech’s risk tolerance in cash-management investments. The Board’s role in oversight does not have a direct impact on the Board’s leadership structure, which is discussed above.

Board Meetings

     The Chairman sets the agenda for Board meetings, in coordination with the CEO. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.

     The Chairman and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts or outside legal experts to assist the Board on matters it is considering.

     Each regularly scheduled quarterly Board meeting lasts a full day to a day and a half and all directors participate in person except in special individual circumstances. Special meetings of the Board may be held by telephone or video-conference and the duration of such meetings varies depending on the subject matters considered.

Emergency Resolutions

     In case of emergency, the Chairman of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairman of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2011.

Independent Director Sessions

     The Board of Directors has adopted a policy of regularly scheduled sessions of Board meetings where the independent directors meet to consider matters without management or non-independent directors present. During fiscal year 2011, separate sessions of the independent directors were held three times.

Board Effectiveness

     Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

BOARD COMMITTEES

     The Board has standing Audit, Compensation, and Nominating Committees and a Committee for Board Compensation to assist the Board in carrying out its duties. At each quarterly Board meeting each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.

     Each Committee has a written charter approved by the Board. The chair of each Committee determines the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table.

Board
Director	Audit	Compensation	Nominating	Compensation
Daniel Borel
Matthew Bousquette	X	Chair
Erh-Hsun Chang	X
Kee-Lock Chua		X	X
Sally Davis	X		X
Guerrino De Luca			Chair	Chair
Neil Hunt
Richard Laube		X
Gerald Quindlen				X
Monika Ribar	Chair

Attendance at Board, Committee and Annual Shareholders’ Meetings

     In fiscal year 2011 the Board met three times, all of which were regularly scheduled quarterly meetings. In addition, the Audit Committee met eight times, the Compensation Committee met five times, the Nominating Committee met two times and the Committee for Board Compensation met once. In addition to its meetings, the Board took five actions for approval by consent during fiscal year 2011. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Each director attended the 2010 Annual General Meeting. All directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2011 is as follows:

					Committee
	Board of	Audit	Compensation	Nominating	for Board
	Directors	Committee	Committee	Committee	Compensation
# of meetings held	3	8	5	2	1
Daniel Borel	3	n/a	n/a	n/a	X
Matthew Bousquette	3	7	5	n/a	n/a
Erh-Hsun Chang	3	8	n/a	n/a	n/a
Kee-Lock Chua	3	n/a	5	2	n/a
Sally Davis	3	8	n/a	2	n/a
Guerrino De Luca	3	n/a	n/a	2	1
Neil Hunt	2 (1)	n/a	n/a	n/a	n/a
Richard Laube	3	n/a	4	n/a	n/a
Gerald Quindlen	3	n/a	n/a	n/a	1
Monika Ribar	3	8	n/a	n/a	n/a
____________________

(1)	Member after September 8, 2010

Audit Committee

     The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:
  reviews the adequacy of the Company’s internal controls;

  reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;

  reviews and approves all non-audit work to be performed by the independent auditors;

  reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;

  reviews, before release, the quarterly results and interim financial data;

  reviews with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management; and

  reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s annual reporting, and recommends that the Board of Directors submit these items to the shareholders’ meeting for approval.

     The Audit Committee currently consists of Ms. Ribar (Chair), Mr. Bousquette, Mr. Chang and Ms. Davis. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NASDAQ Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Ms. Ribar and Mr. Bousquette are audit committee financial experts as defined by the applicable rules and regulations of the SEC.

     The Audit Committee met eight times in fiscal year 2011. Three meetings were held in person on the day prior to the regularly scheduled quarterly Board meeting, for two to three hours, and five were held by telephone, for approximately an hour. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller or Acting Corporate Controller, Vice President of Internal Audit and General Counsel or Associate General Counsel attended each meeting, and representatives from the Company’s independent auditors, PricewaterhouseCoopers, also attended each meeting. Other members of management also participated in certain meetings. Three meetings also included separate sessions with representatives of the independent auditors, and two meetings included a separate session with the Vice President of Internal Audit.

Compensation Committee

     The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.

     The Compensation Committee currently consists of Mr. Bousquette, Chairman, Mr. Chua and Mr. Laube. Robert Malcolm also served as a member of the Committee until his retirement from the Board in September 2010. The Board of Directors has determined that each member of the Committee, including Mr. Malcolm, meets the independence requirements of the NASDAQ Stock Market listing standards.

     The Compensation Committee met five times in fiscal year 2011. At the Committee’s invitation, the Company’s Vice President of Worldwide Human Resources and the Senior Director of Worldwide Compensation & Benefits attended each meeting. The Company’s Associate General Counsel attended one meeting. Three meetings were held in person and two by teleconference and each meeting lasted approximately one hour and a half. In addition to its meetings, the Committee took 10 actions for approval by consent during fiscal year 2011.

     Please refer to the Company’s Compensation Report for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.

Committee for Board Compensation

     The Committee for Board Compensation establishes the compensation of the non-executive directors. This Committee currently consists of Mr. De Luca and Mr. Quindlen. The Committee for Board Compensation met once in fiscal year 2011. The meeting was held in person and lasted approximately one hour. At the Committee’s invitation, the Company’s Vice President of Worldwide Human Resources and the Senior Director of Worldwide Compensation & Benefits attended the meeting.

Nominating Committee

     The Nominating Committee is composed of at least three members, with the Chairman of the Board acting as chair for this Committee and the other two members being non-executive, independent directors. Among its duties, the Nominating Committee:
  evaluates the composition of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;

  determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;

  evaluates and makes recommendations of nominees for election to the Board of Directors; and

  evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs.
     The Nominating Committee may and typically does retain an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.

     The Nominating Committee currently consists of Mr. De Luca, Chairman, Mr. Chua and Ms. Davis. Mr. De Luca is not an independent director under applicable NASDAQ rules. The Board of Directors has determined that Mr. Chua and Ms. Davis meet the independence requirements of the NASDAQ Stock Market listing standards. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating Committee met twice in fiscal year 2011. Both meetings were held in person and each meeting lasted approximately one hour.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:

Logitech International S.A.
Attn: Corporate Secretary
Rue du Sablon 2-4
1110 Morges, Switzerland

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AS OF JUNE 30, 2011

     In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2011 by:
  each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2011;

  each director and each nominee for director;

  the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and

  all directors and current executive officers as a group.
				Total as a
	Number	Shares that May	Total	Percentage
	of Shares	be Acquired	Beneficial	of Shares
Beneficial Owner(1)	Owned(2)	Within 60 Days(3)	Ownership	Outstanding(4)
5% Shareholders:
AXA Group(5)	9,944,400	—	9,944,400	5.5%
FMR LLC(6)	9,272,440	—	9,272,440	5.2%

Directors, not including the
Chairman or the CEO:
Daniel Borel(7)	11,356,636	—	11,356,636	6.3%
Matthew Bousquette	14,242	70,000	84,242	*
Erh-Hsun Chang	152,949	319,000	471,949	*
Kee-Lock Chua	23,499	55,000	78,499	*
Sally Davis	15,602	30,000	45,602	*
Neil Hunt	—	—	—
Richard Laube	67,751	20,000	87,751	*
Monika Ribar	10,657	95,000	105,657	*

Named Executive Officers:
Gerald Quindlen	25,606	735,000	760,606	*
Erik Bardman	—	25,000	25,000	*
Guerrino De Luca	164,018	939,288	1,103,306	*
Werner Heid	14,280	111,875	126,155	*
Junien Labrousse	21,944	402,500	424,444	*
Current Directors and Executive Officers,
as a Group(14)	11,869,008	2,953,913	14,822,921	8.3%
____________________

*	Less than 1%

(1)	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Logitech International S.A., Rue du Sablon 2-4 Morges, Switzerland / 6505 Kaiser Drive, Fremont, California 94555.

(2)	Each director or executive officer has sole voting and investment power over the shares reported in accordance with SEC rules, subject to community property laws where applicable, and except as noted.

(3)	Includes shares represented by vested, unexercised options as of June 30, 2011 and options and restricted stock units that are expected to vest within 60 days after June 30, 2011. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on 179,249,973 shares outstanding on June 30, 2011.

(5)	Based solely on information supplied by AXA Group in a notification to the Company on November 26, 2010 provided under Swiss law reporting ownership of Logitech’s shares as of November 23, 2010. According to the notification AXA Group and its subsidiaries hold 9,944,400 shares as of such date. The address of AXA Group is 25, avenue Matignon, 75008 Paris, France.

(6)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC reporting ownership of Logitech’s shares as of December 31, 2010. According to the notification direct and indirect subsidiaries of FMR LLC hold 9,272,440 shares as of such date on behalf of funds managed by and clients of direct and indirect subsidiaries of FMR LLC. FMR LLC is the parent holding company of Fidelity Management & Research Company, investment manager for US mutual funds, and Fidelity Management & Trust Company, a US state chartered bank which acts as a trustee or investment manager of various pension and trust accounts. The address of the entities affiliated with Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	The number of shares held by Mr. Borel includes (a) 53,000 shares held by a charitable foundation, of which Mr. Borel and other members of his family are board members, (b) 26,500 shares held by one of Mr. Borel’s children, and (c) 6,500 shares held by Mr. Borel’s spouse.

SHARE OWNERSHIP GUIDELINES

     Members of the Board of Directors and executive officers and other officers who report directly to the CEO are subject to share ownership guidelines.

     Directors are required to own at least 5,000 Logitech shares under guidelines adopted by the Board in June 2006. Directors are required to achieve this ownership within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Board from time to time. As of June 30, 2011, each director had either satisfied these ownership guidelines or had time remaining to do so.

     The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the CEO effective September 2008. These guidelines require the CEO to hold a number of Logitech shares with a market value equal to 3 times his annual base salary. Officers who report to the CEO must hold a number of Logitech shares with a market value equal to 2 times annual base salary. Officers subject to the guidelines are required to achieve the guideline within three years of being appointed to the position making them subject to the guideline, or, in the case of such officers serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. Up to 50% of the guideline may be met through the net value of vested, unexercised stock options. If the guideline is not met within 3 years, the CEO must hold 100% of his after – tax shares resulting from option exercises or other equity incentive awards until the guideline is reached, and all other CEO direct reports must hold at least 50% of the net shares resulting from option exercises or other equity incentive awards until the guideline is reached. As of June 30, 2011, each director had either satisfied these ownership guidelines or had time remaining to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR POLICIES

     It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Conflict of Interest and Business Ethics Policy, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

NASDAQ RULES AND SWISS BEST CORPORATE GOVERNANCE PRACTICES

     NASDAQ rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors other than Mr. Borel, Mr. De Luca and Mr. Quindlen qualifies as “independent” in accordance with the NASDAQ rules. The NASDAQ rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The NASDAQ independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC RULES

     In addition to the Logitech and NASDAQ policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them. There were no such transactions in fiscal year 2011 that require disclosure. Since April 1, 2010, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest other than in connection with the following transactions: We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.

     None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2011: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

INDEPENDENT AUDITORS

     Under Logitech’s Articles of Incorporation the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.

     Logitech’s independent auditors are currently PricewaterhouseCoopers S.A., Lausanne, Switzerland. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. They were re-elected by the shareholders as Logitech’s auditors at the Annual General Meeting in September 2010. For purposes of U.S. securities law reporting, PricewaterhouseCoopers LLP, San Jose, California, serves as the Company’s independent registered public accounting firm. Together, PricewaterhouseCoopers S.A. and PricewaterhouseCoopers LLP are referred to as “PwC.”

     As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.

     Representatives of PwC are invited to attend all regular meetings of the Audit Committee. During fiscal year 2011, PwC representatives attended all eight Audit Committee meetings. The Committee met separately three times with representatives of PwC in closed sessions of Committee meetings.

     On a quarterly basis, PwC reports on the findings of their audit and/or review work including their audit of Logitech’s internal control over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between PwC and management. At each quarterly Board meeting the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves PwC’s audit plan and evaluates the performance of PwC and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by PwC as to its independence.

AUDIT AND NON-AUDIT FEES

     In addition to the audit services PwC provides with respect to Logitech’s annual audited consolidated financial statements and other filings with the Securities and Exchange Commission, PwC has provided non-audit services to Logitech in the past and may provide them in the future. Non-audit services are services other than those provided in connection with an audit or a review of Logitech’s financial statements. The Audit Committee of the Board of Directors determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

     The following table sets forth the aggregate fees billed to us for the audit and other services provided by PwC during the fiscal years ended March 31, 2011 and 2010 (in thousands):

	2011	2010
Audit fees(1)	$2,612	$2,858
Audit-related fees(2)	100	406
Tax fees(3)	472	617
All other fees(4)	8	7
Total	$3,192	$3,888

____________________

(1)	Audit fees. This category represent fees for professional services provided in connection with the audit of our financial statements, the audit of our internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees. This category represents consultation on issues such as acquisition accounting, due diligence services in connection with acquisitions, review and testing of the impact of new accounting pronouncements, and other topics.

(3)	Tax fees. This category represents fees for tax compliance, assistance with tax audits, tax advice and tax planning.

(4)	All other fees. This category primarily represents fees for government grant audits and database licenses.

PRE-APPROVAL PROCEDURES AND POLICIES

     The Audit Committee pre-approves all audit and non-audit services provided by PwC. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of PwC fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.

     The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by PwC with a set dollar limit per type of service. The Vice President, Corporate Controller or Acting Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by PwC.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as PwC, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.

     The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”

     The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2011, with our management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

Submitted by the Audit Committee of the Board

Monika Ribar, Chairman
Matthew Bousquette
Erh-Hsun Chang
Sally Davis

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

     We believe that all Section 16(a) filing requirements were met in fiscal year 2011, with the exceptions noted below:
  Late Form 4 reports were filed for L. Joseph Sullivan on August 3, 2010 and for Werner Heid, Junien Labrousse and Gerald Quindlen on September 1, 2010 to report shares withheld for tax on June 29, 2010 on the vesting of previously-reported RSUs.

  A late Form 4 report was filed for David Henry on August 25, 2010 to report shares withheld for tax on June 29, 2010 on the vesting of previously-reported RSUs and to report the sale of 5,758 shares from his direct holdings on August 19, 2010.

  A late Form 4 report was filed for L. Joseph Sullivan on February 2, 2011 to report the exercise of options and the sale of 28,750 shares on July 30, 2010.

  A late Form 4 report was filed for Junien Labrousse on April 13, 2011 to report the sale on his behalf on February 1, 2011 of 747 shares acquired under the Company’s Employee Share Purchase Plan on January 31, 2011.

COMPENSATION REPORT 2011

INTRODUCTION

     This Compensation Report contains information on Logitech compensation philosophy and practices, the background for decisions, and the results of decisions with respect to Logitech’s named executive officers and its Board members.

     This Compensation Report has been designed to comply with the proxy statement rules under U.S. securities laws as well as Swiss regulations and best corporate governance practices. This Report is an integrated part of our Annual Report, Invitation and Proxy Statement for our 2011 Annual General Meeting.

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

     Despite its disappointing conclusion, due to weakness in our EMEA retail region, fiscal year 2011 was otherwise a strong year overall with 20% growth in sales, 82% growth in operating income and net income that nearly doubled compared with fiscal year 2010. We delivered solid sales growth in both the Americas and Asia Pacific, with strong sales growth in China. Sales for our LifeSize videoconferencing division in the fourth quarter of fiscal year 2011 grew 80% over the fourth quarter of fiscal year 2010, the first full fiscal quarter after we acquired LifeSize.

     The following are key developments in fiscal year 2011 relating to compensation:
  Base Salary Actions. Given the improvement in both the overall economy and in Logitech’s financial performance, as well as the market trend with regard to salary increases, we resumed merit increases to base salaries in fiscal year 2011 for our broad-based employee population and named executive officers, which had generally been frozen in fiscal year 2010. For fiscal year 2012, based on Logitech’s financial performance exiting fiscal year 2011, only one of our named executive officers, Mr. Bardman, received a base salary increase.

  Changes to Bonus Plan Performance Measures. In fiscal year 2011 the Compensation Committee adopted revenue and operating income performance measures for Logitech’s annual cash incentive bonus plans. This was a return to the performance measures used in prior fiscal years. These metrics address both ‘‘top line’’ (revenue) and ‘‘bottom line’’ (operating income) corporate financial goals, both of which the Compensation Committee believes are critical to driving long-term shareholder value.

  Bonus Plan Payments. The performance-based cash payments earned by our named executive officers in fiscal year 2011 under the annual cash incentive bonus plan were lower, in aggregate, than the bonuses earned in fiscal year 2010 due to lower performance against plan than compared with fiscal year 2010. On the basis of our full year performance against our original plan, both revenue and operating income met or exceeded the Board-approved targets for fiscal year 2011, resulting in an average bonus payout against target of 103%.

    The table below compares the change in total cash compensation for our named executive officers in fiscal year 2011 over that in fiscal year 2010 against the growth in revenue and operating income.

		FY11 vs. FY10	FY11 vs. FY10		FY11 vs. FY10
	FY11 vs. FY10	Bonus	Total Cash	FY11 vs. FY10	Operating
Position	Base Salary	Earned(1)	Compensation	Revenue	Income
Chairman	0%	-36%	-23%
Chief Executive Officer	5%	-17%	-9%	+20%	+82%
Other Named Executive Officers	4%	-26%	-9%
        ____________________

(1)	Excludes impact of FY11 and FY10 bonus earned by Erik Bardman, Logitech’s Chief Financial Officer, as Mr. Bardman joined Logitech approximately mid-way through FY10. Mr. Bardman’s FY10 base salary is annualized for purpose of the table.

  Increased Use of Performance-Based Stock Units. In fiscal year 2011 the Compensation Committee established a targeted equity mix for our executive officers that provides the majority of equity value granted in the form of performance-based stock units (PSUs) that will vest only if certain relative performance criteria based on total shareholder return (TSR) are met over the performance period. A smaller portion of the equity value granted is in the form of time-vested restricted stock units (RSUs). We believe this mix will provide the appropriate focus on driving above-average shareholder returns while providing compelling retention value to our executive team. This approach can also be less dilutive to shareholders than an equity mix that includes stock options because the value at grant of PSUs and RSUs is generally greater than the value of stock options, which means in general a smaller number of PSUs and RSUs may be granted while still delivering similar grant-date award value.

  No Vesting of Prior PSUs. While Logitech did return to double-digit growth in revenue and operating income in fiscal year 2011, our TSR underperformed. As a result, named executive officers received no shares, and therefore no actual delivered value, from PSUs whose 2-year performance period ended in fiscal year 2011, because the minimum TSR performance threshold was not met. Named executive officers similarly did not receive shares from PSUs whose performance period ended in June 2011, after the end of fiscal year 2011. We believe this appropriately reflects our pay for performance philosophy and our focus on aligning our executive officers’ compensation with providing above average performance for our shareholders.

TERM USED IN THIS COMPENSATION REPORT

     In this Compensation Report, we refer to our “named executive officers” in many places. This term includes the following individuals:
  Gerald Quindlen, our Chief Executive Officer.

  Erik Bardman, our Chief Financial Officer.

  The three other most highly compensated individuals who were serving as executive officers of Logitech at the end of fiscal year 2011, including Guerrino De Luca, our Chairman, Werner Heid, our Senior Vice President, Worldwide Sales & Marketing, and Junien Labrousse, our Executive Vice President, Products and President, Logitech Europe.
EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

     Logitech’s executive compensation programs have been designed to:
  be competitive with comparable companies in the industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee’s assessment of an executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.
     An important component of Logitech’s executive compensation philosophy is to pay executives at or near the median of other companies that compete for similar executive talent, and that individual performance and importance to Logitech should be reflected in the compensation of individual executives. However, while compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

EXECUTIVE COMPENSATION PRACTICES

     Logitech has employed a number of executive compensation practices that reflect its compensation philosophy:
  The majority of executive officers’ compensation is performance-based, using a variety of performance measures, including measuring Logitech’s performance against Board-established fiscal and other targets for annual incentive cash bonuses, and relative TSR for performance-based equity awards.

  Logitech has claw-back provisions included in its annual incentive cash plan and its equity awards plans, which provide for the recovery of compensation by Logitech in the event of misconduct.

  Logitech does not maintain any payment arrangements that would be triggered solely by a “change in control” of Logitech.

  Logitech does not provide special retirement benefits designed solely for executive officers.
     In addition, Logitech has been a leader in providing our shareholders the ability to cast advisory votes on compensation. Beginning in 2009, Logitech voluntarily submitted its compensation philosophy, policies, and procedures to a shareholder advisory vote. Our voluntary practice is now a requirement under U.S. legislation that guarantees shareholders the ability to periodically cast advisory votes on executive compensation, and is reflected in proposals 2 and 3 for our Annual General Meeting in September 2011. We remain committed to providing clear and thorough disclosure on our executive compensation practices and actions, and our Compensation Committee will carefully consider the voting results.

ELEMENTS OF COMPENSATION

     The principal components of our executive compensation programs are:
  Base salary.

  Performance-based cash compensation, in the form of annual incentive cash payments.

  Long-term equity incentive awards, which in fiscal year 2011 consisted of PSUs and RSUs.

     Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, and our employee share purchase plans, which are generally available to our employees. We also provide limited perquisites, as described below.

     The following table outlines our objectives for each of the principal components of executive compensation.

Element of Compensation	Objective
Base salary	Reward individuals’ current contributions to the company Compensate individuals for their expected day-to-day performance

Performance-based cash compensation
  Align executive compensation with Logitech’s annual performance goals
  Make a significant portion of the executive’s yearly cash compensation variable and subject to the achievement of company business goals
  Motivate and reward the executive for above-target performance

Long-term equity incentive awards
  Deliver the majority of total compensation via long-term equity incentives
  Directly align executive and shareholder interests
  Provide a direct incentive for future performance
  Support retention of the executive

Pay Mix

     In determining how we allocate an executive’s total compensation package among base salary, performance-based cash compensation and long-term equity incentives, we emphasize compensation elements that reward performance against measures that correlate closely with increases in shareholder value. Accordingly, the majority of our executive compensation is at-risk, including the annual performance-based cash bonus and the majority of our long-term equity incentive awards. Our CEO and other executive officers have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Logitech’s other employees. We believe this is appropriate because our executive officers have the greatest influence on Logitech’s performance.

     The charts below indicate the percentage of total compensation costs in fiscal year 2011 represented by base salary, performance-based cash compensation, and long-term equity incentive awards for Gerald Quindlen, Guerrino De Luca and all other named executive officers. All underlying amounts are taken from the Summary Compensation Table.

Base salary

     Consistent with Logitech’s philosophy of tying pay to performance, our executive officers receive a relatively small percentage of their overall compensation in the form of base pay, comprising approximately 25% of total compensation in fiscal year 2011. Base salary is intended to recognize the executive’s current contributions to Logitech and compensate them for their expected day-to-day performance. The Committee targets executive salaries to be at or near the market median for comparable positions.

     In setting base salary levels for fiscal year 2011, the Compensation Committee considered each executive’s pay against similar roles amongst our peer companies, overall salary increase trends for executive officers, and each executive’s performance over the past year.

     In fiscal year 2010, the base salaries for our executive officers were frozen due to the uncertain economic and market conditions as well as the industry trend to suspend salary increases.

     In fiscal year 2011, given the improvement in both the overall economy and in Logitech’s financial performance, as well as the market trend with regards to salary increases, we provided salary increases for most of our named executive officers. The named executive officers whose salaries were at or above the median for our peer companies (Mr. De Luca, Mr. Heid and Mr. Bardman), based on data provided by the Committee’s independent compensation consultant in March 2010, received increases below the average for our peer group, ranging from 0% to 4%. The two executive officers (Mr. Quindlen and Mr. Bardman), whose salaries were below the market median, received slightly larger increases of 5%. The table below summarizes the changes in base salary in fiscal year 2011.

Named Executive Officer	2011 Base Salary ($)		2010 Base Salary ($)		Change 2011 to 2010
Gerald Quindlen	825,000		787,500		5%
Erik Bardman	420,000		400,000	(1)	5%
Guerrino De Luca	550,000		550,000		0%
Werner Heid	570,000		550,000		4%
Junien Labrousse	700,000	(2)	680,000		3%
____________________

(1)	Mr. Bardman began employment approximately mid-way through FY10. His FY10 base salary is shown on an annualized basis for ease of comparison with his FY11 base salary.

(2)	Mr. Labrousse’s FY11 base salary was set by the Compensation Committee in U.S. dollars. Mr. Labrousse subsequently relocated to Switzerland during FY11. The base salary actually earned by Mr. Labrousse in U.S. dollars, as shown in the Summary Compensation Table, is different due to fluctuations in the U.S. dollar to Swiss franc exchange rate.

Performance-based cash compensation

     Logitech’s annual performance-based bonuses, under a program established under the Logitech Management Performance Bonus Plan (Bonus Plan), compensate executives based on achievement against the key financial metrics of adjusted revenue and operating income, each of which is equally weighted. These metrics address both ‘‘top line’’ (adjusted revenue) and ‘‘bottom line’’ (operating income) corporate financial goals, both of which the Committee believes are critical to driving long-term shareholder value.

     The Bonus Plan is designed to motivate and reward executives for above-target performance. These annual performance-based bonuses represent a significant portion of each executive’s yearly cash compensation, ranging from 40%-60% of annual targeted cash compensation. Payout under the incentive plan is variable, based on the achievement against Logitech financial goals, and can range from 0% to 200% of the executive’s target incentive. In fiscal year 2011, the Committee decreased the maximum payout under the plan from 300% to 200%, to reflect market practice for our peer companies, who are identified under the heading “Competitive Considerations.”

     In fiscal year 2011, the Committee shifted the Bonus Plan for our executive officers, excluding the Chairman and CEO who were already on an annual plan, from a semi-annual performance period to an annual performance period. This change was intended to focus and reward our executive team on the execution of Logitech’s annual financial plan.

Named executive officer bonus targets for fiscal year 2011

     In fiscal year 2011 the Committee approved adjustments to the target bonus percentages for Mr. Quindlen and Mr. Bardman. These actions were based on recommendations made by the Committee’s independent compensation consultant to move target bonus percentages for these officers to the market median of our peer companies. The bonus targets as a percentage of base salary for the other named executive officers remained the same as those in fiscal year 2010. The cash bonus target percentages for fiscal year 2011 are summarized in the table below.

	2011 Annual Target Bonus	2010 Annual Target Bonus
Named Executive Officer	Percentage of Base Salary	Percentage of Base Salary	Change 2011 to 2010
Gerald Quindlen	125%	100%	25%
Erik Bardman	75%	65%	15%
Guerrino De Luca	100%	100%	0%
Werner Heid	75%	75%	0%
Junien Labrousse	67%	67%	0%

     The target bonus opportunities for named executive officers in fiscal year 2011 are in aggregate below the median of the peer group, based on peer group data available in March 2011.

     Bonus amounts were earned and paid to the named executive officers as set out in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Performance measures for fiscal year 2011 bonus program

     In fiscal year 2011 the bonus program was based on the following performance measures:

Performance Measure	Why It is Used	Measurement Basis
Adjusted Revenue	Revenue growth is an essential component of long-term success and viability and enables future strategic investments.	Generally Accepted Accounting Principles (GAAP), with adjustments for over/under performance in key strategic focus areas.

Operating Income/ Contribution Margin	Generating an increase in per-share value for investors is a priority, as operating profit allows Logitech to re-invest in R&D, operations and people for future success.	Generally Accepted Accounting Principles (GAAP).

     For all named executive officers, the 2011 Bonus Plan goals were set equal to Logitech’s annual business plan for fiscal year 2011 as approved by the Board in May 2010. In addition to 50% of bonus being tied to Logitech’s annual adjusted revenue and operating income goals, Mr. Labrousse had 50% of his bonus based on the annual performance of the Product Group and Mr. Heid had 50% of his bonus based on the annual performance of the Worldwide Sales & Marketing function. All other named executive officers’ bonuses were based 100% on achievement against Logitech’s adjusted revenue and operating income goals. Please see further details below under the heading “Bonus Plan performance targets and results for fiscal year 2011.”

     The minimum performance required before any bonus payment is made under the fiscal year 2011 bonus program was 80% of the target performance.

Bonus Formula

     The formula for determining the bonus awards in fiscal year 2011 was as follows:

Executive’s eligible wages	X	Executive’s target bonus percentage(1)	X	Bonus Plan funding percentage(2)	=	Annual bonus award
____________________

(1)	Expressed as a percentage of base salary.

(2)	Based on achievement against target performance measures, including the potential for a greater than 1 to 1 acceleration or deceleration of the funding percentage for each percentage by which actual performance exceeds or falls below target performance thresholds.

     If earned, the bonus is paid to the executive in May for the fiscal year ended March 31.

Bonus Plan performance targets and results for fiscal year 2011

     The performance targets, actual performance and funding percentages from the Bonus Plan in fiscal year 2011 for our named executive officers are provided in the following table:

		Minimum		Maximum
		Performance	Performance	Performance	Actual
		Target	Target	Target	Achievement	Funding
Participant	Performance Measure	($s in millions)	($s in millions)	($s in millions)	($s in millions)	Percentage
Gerald Quindlen	Adjusted Revenue (50%)(1)	1,912.3	2,390.4	3,585.6	2,415.7	101.1%
Erik Bardman	Operating Income (50%)	109.4	136.7	205.1	148.2	108.4%
Guerrino De Luca						104.7%

Werner Heid	Adjusted Revenue (25%)	1,912.3	2,390.4	3,585.6	2,415.7	101.1%
	Operating Income (25%)	109.4	136.7	205.1	148.2	108.4%
	Sales Group Revenue (25%)(2)	1,796.6	2,245.8	3,368.7	2,246.4	100.0%
	Sales Group Contribution
	Margin (25%)(3)	515.5	572.8	687.4	538.7	78.0%
						96.9%

Junien Labrousse	Adjusted Revenue (25%)	1,912.3	2,390.4	3,585.6	2,415.7	101.1%
	Operating Income (25%)	109.4	136.7	205.1	148.2	108.4%
	Product Group Revenue (25%)(4)	1,814.6	2,268.3	3,402.5	2,269.9	100.1%
	Product Group Contribution
	Margin (25%)(5)	512.3	569.2	683.0	582.9	102.4%
						103.0%

All named executive officers						102.8%
____________________

(1)	Adjusted revenue reflects 200% credit for LifeSize revenue over/under plan and 20% credit for digital home products’ revenue over/under plan.

(2)	Sales Group Revenue reflects 20% credit for digital home products’ revenue over/under plan.

(3)	Sales Group Contribution Margin consists of Logitech gross profit less sales operating expenses and a capital charge.

(4)	Product Group Revenue reflects 20% credit for digital home products’ revenue over/under plan.

(5)	Product Group Contribution Margin, which consists of Logitech gross profit less product group operating expenses.

     The cash bonus awards earned and paid in respect of fiscal year 2011 were based solely on the formula funding results prescribed by the above measures. The following table details the annual performance-based cash payments for each listed officer.

Named Executive Officer	2011 Annual Bonus Earned ($)		2010 Annual Bonus Earned ($)		Change 2011 to 2010
Gerald Quindlen	1,083,000		1,299,000		-17%
Erik Bardman	331,000		n/a	(1)	n/a
Guerrino De Luca	578,000		907,000		-36%
Werner Heid	415,000		607,000		-32%
Junien Labrousse	535,276	(2)	680,000		-21%
____________________

(1)	Mr. Bardman began employment approximately mid-way through FY10. His actual bonus earned in FY10 therefore did not reflect the full 2010 fiscal year and is not shown as a result.

(2)	Mr. Labrousse’s FY11 bonus was paid in Swiss francs. The amounts reported above were converted to U.S. dollars at a rate of 1.0924 Swiss francs per dollar, the exchange rate as of March 31, 2011.

Long-term equity incentive awards

     During fiscal year 2011 the Compensation Committee granted our named executive officers long-term equity incentive awards in the form of performance-based stock units (PSUs), and time-based restricted stock units (RSUs) in order to align their incentives with the long-term interests of our shareholders, to support retention of the executives, to provide competitive total compensation packages, and to provide a direct incentive for future performance.

     PSUs. The majority (60%) of the shares subject to fiscal year 2011 equity awards granted to named executive officers were in the form of PSUs. The PSUs are “at-risk” compensation because Logitech’s relative total shareholder return (TSR) performance must be at or above the minimum threshold percentile against the TSR of the NASDAQ 100 index over the performance period in order for the executive to receive any shares from the PSUs. In fiscal year 2011, the Committee increased the performance period for PSU grants from two to three years in order to increase the long-term focus associated with these performance-based equity grants. If, at the end of the performance period, threshold performance is achieved, the number of shares awarded is pro-rated according to performance.

     The Compensation Committee adopted the use of PSUs for executive officers during fiscal year 2009 in part to align Logitech’s equity compensation for executives more closely with the peer group, but most importantly to further align the interests of executive officers with shareholders. The PSUs are intended to:
  Link compensation to key financial metrics of growth and profitability.

  Provide vesting based on Logitech’s stock price performance relative to a benchmark (NASDAQ 100).

  Require a relatively high standard for any vesting to occur, and provide an extraordinary payout if Logitech’s performance significantly exceeds that of the benchmark group.

  Support pay-for-performance philosophy and retention efforts.

  Be less dilutive to shareholders than stock options.
     The performance measure for the PSUs granted in fiscal years 2009, 2010, and 2011 is the relative TSR, expressed as a percentile rank, of Logitech shares against the TSR of companies included in the NASDAQ 100 Index. The Compensation Committee believes this measure is a key reflection of Logitech’s operational and financial performance, because it focuses on relative performance against other mid- to large-size technology companies.

     For purposes of the PSUs, relative TSR reflects (i) the aggregate change in the 30-day average closing price of Logitech shares against the companies in the NASDAQ 100 Index, and (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested in shares when paid, each at the beginning and the end of a three-year performance period (for grants made in fiscal year 2011) or two-year performance period (for grants made in fiscal years 2009 and 2010).

     The structure of the PSUs is summarized in the table below:

Vested
percentage of
shares subject to
Percentile Rank of Logitech TSR against Nasdaq 100 Index TSR	PSU
Below 40th Percentile Rank (threshold)	0%
40th Percentile Rank	50%
60th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

     If the minimum performance threshold of a 40th percentile rank of Logitech TSR against the NASDAQ 100 Index TSR over the performance period is not met, no shares subject to the PSUs will vest. For a percentile rank between the 40th and 60th percentiles, or between the 60th and 75th percentiles, the percent of shares subject to the PSU that will vest will be determined by straight-line interpolation.

     The Compensation Committee set the minimum performance threshold, and the vested percentages against the corresponding TSR percentile ranks, based on the historical TSR of Logitech shares against the NASDAQ 100 Index.

     RSUs. Less than half (40%) of the shares subject to fiscal year 2011 equity awards to named executive officers were granted in the form of restricted stock units. Time-based restricted stock units, or RSUs, provide for the issuance of shares at a future date upon vesting of the RSUs. RSUs issued to executive officers and other employees generally have a four-year vesting period, with the RSUs vesting in four equal annual increments. The Committee believes RSUs create incentives for performance and further align the interests of executives with those of shareholders because an RSU’s value increases or decreases in conjunction with the Company’s stock price. Because the value at grant of RSUs is generally greater than that of stock options, we are able to grant a smaller number of RSUs while delivering similar grant-date award value. As a result, granting RSUs helps minimize the dilutive effects of our equity awards on our shareholders and, in the Committee’s view, provides a more cost effective balance of incentive and risk than stock options.

Long-term equity incentive awards granted in fiscal year 2011

     During fiscal year 2011 the target value of long-term equity incentive awards granted to Logitech’s named executive officers was determined by the Compensation Committee at the beginning of the fiscal year based on the peer group data provided by the Compensation Committee’s independent compensation consultant and data from the Radford Global Technology Executive Compensation survey, recommendations from the Committee’s independent compensation consultant and Logitech management with regard to grant values, anticipated compensation expense and shareholder dilution, as well as the Compensation Committee’s judgment on the relative impact of each executive officer’s position within Logitech, the performance of each executive officer, as well as the relatively low accrued equity value of the majority of our executive officers. When establishing the design of the fiscal year 2011 equity awards, the Compensation Committee considered prevailing equity design trends and practices among high technology companies.

     For fiscal year 2011, the Compensation Committee approved long-term incentive grant values for each named executive officer that were between the 25th to 50th percentiles of grant values for comparable executives at our peer companies. Grants were made in particular as follows:

     Grants to Mr. Quindlen. On November 15, 2010 during the annual stock focal cycle, Mr. Quindlen received a PSU grant for 141,000 shares, assuming 100% target performance, and an RSU grant of 94,000 shares, as part of his fiscal year 2011 annual compensation as CEO. In the analysis provided by the Committee’s independent compensation consultant, it was noted that Mr. Quindlen’s fiscal year 2010 equity grants and his equity value as a percentage of market capitalization were significantly below the 25th percentile for CEOs in our peer group. Their resulting recommendation was to provide a fiscal year 2011 equity grant with value at least median for CEOs in our peer group to begin to improve Mr. Quindlen’s position relative to the CEOs of our benchmark peer companies. The total number of shares granted to Mr. Quindlen was based upon the mix of compensation components, the recommendation provided by the independent consultant, the Compensation Committee’s consideration of the accrued value of past grants to Mr. Quindlen, as well as the Compensation Committee’s estimate of Mr. Quindlen’s potential for future contributions to Logitech’s success. Mr. Quindlen’s fiscal year 2011 equity grants were above the median value for our peer group; however his total equity value as a percentage of market capitalization remained below market median for our peer group.

     Grant to Mr. De Luca. On November 15, 2010 during the annual stock focal cycle, Mr. De Luca received a PSU grant for 30,000 shares, assuming 100% target performance, as part of his fiscal year 2011 compensation as Chairman. Mr. De Luca did not receive any other equity incentive grants during fiscal year 2011.

     Grants to Other Named Executive Officers. The equity incentive award grants made to all Logitech named executive officers during fiscal year 2011 are set out in the Grants of Plan-Based Awards in Fiscal Year 2011 table below. The value of long-term equity incentive awards in the form of PSUs and RSUs granted during fiscal year 2011 was in aggregate below the peer group, based on March 2010 compensation review data produced by the Committee’s independent compensation consultant.

     The following table illustrates the number of shares subject to equity awards granted to each named executive officer in fiscal year 2011 and 2010, and their grant date fair values, which represent their accounting cost to Logitech. Fiscal year 2011 grant date fair values increased significantly over those in fiscal year 2010 due to:
  increased use of performance-based equity awards, PSUs, which have a much higher grant date fair value than an equivalent amount of options or an equal number of RSUs,

  the increase in the number of shares subject to equity grants made in fiscal year 2011 over those in 2010, for the reasons described above, and the 45% increase in Logitech’s stock price between the grant date of the grants made in 2010 and the grants made in 2011, which significantly impacted the grant date fair value of RSUs on a dollar-for-dollar basis, and impacts the grant date fair value of PSUs on a greater than dollar-for-dollar basis.
		2011 Shares	2010 Shares	Shares Subject
		Subject	Subject	to Equity	2011 Grant	2010 Grant	Grant Date
		to Equity	to Equity	Grants -	Date Fair	Date Fair	Fair Value
	Type of	Grants	Grants	Change	Value	Value	Change 2011
Named Executive Officer	Equity Grant	(#)	(#)	2011 to 2010	($)(1)	($)(1)	to 2010
Gerald Quindlen	PSUs	141,000	40,000	253%	3,926,850	727,200	440%
	RSUs	94,000	20,000	370%	1,908,200	280,400	581%
	Options	n/a	100,000	n/a	n/a	394,000	n/a
		235,000	160,000	47%	5,835,050	1,401,600	316%

Erik Bardman	PSUs	36,000	n/a	n/a	1,002,600	n/a	n/a
	RSUs	24,000	n/a	n/a	487,200	n/a	n/a
	New hire
	options	n/a	100,000	n/a	n/a	620,000	n/a
		60,000	100,000	-40%	1,489,800	620,000	140%

Guerrino De Luca	PSUs	30,000	n/a	n/a	835,500	n/a	n/a
	Options	n/a	30,000	n/a	n/a	118,200	n/a
		30,000	30,000	0%	835,500	118,200	607%

		2011 Shares	2010 Shares	Shares Subject
		Subject	Subject	to Equity	2011 Grant	2010 Grant	Grant Date
		to Equity	to Equity	Grants -	Date Fair	Date Fair	Fair Value
	Type of	Grants	Grants	Change	Value	Value	Change 2011
Named Executive Officer	Equity Grant	(#)	(#)	2011 to 2010	($)(1)	($)(1)	to 2010
Werner Heid	PSUs	36,000	13,000	177%	1,002,600	236,340	324%
	RSUs	24,000	9,000	167%	487,200	126,180	286%
	Options	n/a	82,500	n/a	n/a	450,450	n/a
		60,000	104,500	43%	1,489,800	812,970	83%

Junien Labrousse	PSUs	36,000	20,000	80%	1,002,600	363,600	176%
	RSUs	24,000	13,000	85%	487,200	182,260	167%
	Options	n/a	90,000	n/a	n/a	491,400	n/a
		60,000	123,000	-51%	1,489,800	1,037,260	44%

____________________

(1)	Grant date fair value represents the accounting cost to Logitech associated with equity awards. The actual equity award value delivered to each named executive officer may be considerably lower or higher than the grant date fair value of the award. The actual equity award value delivered depends on, in the case of performance-based awards such as PSUs, whether or not the minimum performance condition is met, and, if so, the level of performance. Actual equity award value delivered also is significantly impacted by appreciation or depreciation in Logitech’s share price between the grant and vesting dates.

Determination of long-term equity incentive awards

     The Compensation Committee is responsible for approving who should receive equity incentive awards, when the awards should be made, the vesting schedule, the number of shares or other rights to be granted. Long-term equity incentive awards may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board. We do not have any program, plan, or practice to select equity compensation grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.

Timing of grants

     Long-term equity incentive award grants to executive officers are typically and predominantly made at regularly scheduled, predetermined meetings of the Compensation Committee. These meetings are scheduled up to 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. On limited occasions, grants may be made at an interim meeting of the Compensation Committee or by consent, for the purpose of approving the hiring and compensation package for newly hired or promoted executives. The timing of interim meetings or consents, if they occur, is based on the activity which generated the need for the meeting or the consent, not Logitech’s share price. In fiscal year 2011 grants were made to new hires and promoted employees below the executive officer level through regularly scheduled monthly written consents of the Compensation Committee.

DETERMINING TOTAL EXECUTIVE COMPENSATION

Role of the Compensation Committee

     The Compensation Committee reviews and approves our compensation programs, including the specific compensation of our Chairman, our Chief Executive Officer, and our other executive officers.

     Under the Compensation Committee’s charter, the Committee has the authority to engage its own advisors (including compensation consultants) to assist it in carrying out its responsibilities. The Committee retained Frederic W. Cook & Co., Inc. (Fred Cook) to provide analysis, advice and guidance with respect to executive compensation. Fred Cook only provided services to the Compensation Committee, and did not provide other services to the Company or its management. On the request of the Committee, Fred Cook developed specific executive compensation analyses and recommendations for Logitech’s Chairman, CEO, and executive officers for fiscal year 2011.

Role of Executive Officers in Compensation Decisions

     While the Compensation Committee sets the compensation of our CEO and other executive officers with assistance from the independent compensation consultant, the Committee looks to management to make recommendations to the Committee with respect to both design of compensation programs and specific compensation decisions. We expect that the Compensation Committee will continue to solicit input from our Chairman and CEO with respect to compensation decisions affecting executive officers. The Compensation Committee deliberates and makes decisions on the executive officers’ compensation without the presence of the Chairman or CEO.

     The fiscal year 2011 executive officer compensation proposals for base salary, bonus targets and equity grant values were developed by Fred Cook and presented to both the Compensation Committee and Logitech’s management. Based on the analysis performed by Fred Cook, Logitech’s Vice President of Worldwide Human Resources and its compensation department, in consultation with Guerrino De Luca, Logitech’s Chairman and Gerald Quindlen, Logitech’s President and Chief Executive Officer (other than with respect to their own proposed compensation) provided specific recommendations to the Compensation Committee.

     As part of the annual personnel review and succession planning process, Mr. Quindlen also provides the Board and the Compensation Committee with his perspective on the performance of Logitech’s executive officers, and Mr. De Luca provides the Board with his perspective on the performance of Mr. Quindlen. This performance feedback provided additional input to the Committee when making its decisions on fiscal year 2011 compensation.

     Once the Compensation Committee received the analysis and recommendations from both Fred Cook and Logitech’s management, who were in agreement on the recommended actions, the Committee made all decisions regarding executive officer fiscal year 2011 compensation without Mr. De Luca, Mr. Quindlen or any executive officer present. The Committee considered, but was not in any way bound by, the recommendations made by management.

Overview of Factors Considered by Committee

     The Compensation Committee considers a variety of factors when determining total executive compensation, including:
  Competitive considerations.

  Subjective elements, such as the scope of the executive’s role, experience and skills, the individual’s performance during the prior fiscal year and potential for future contribution to Logitech.

  The performance of Logitech in the prior fiscal year.

  Accrued and realized gains from past equity incentive awards.
Competitive considerations

     We attempt to compensate our executive officers competitively relative to industry peers. Both peer group and broader industry compensation survey data is used by our Compensation Committee when setting Logitech’s executive compensation, as well as to assist the Compensation Committee in the evaluation of the design of bonus plan and equity compensation programs.

     The companies in Logitech’s peer group were selected in March 2008 based on (i) involvement in the PC-based consumer electronics industry, or (ii) revenues approximately equal to Logitech’s and a presence near Silicon Valley in the San Francisco Bay Area. Although Logitech is a Swiss company, Logitech primarily competes for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley. As a result, the peer group consists primarily of U.S. public technology companies.

     Fred Cook reviewed the peer group composition in March 2010 and recommended, and the Committee approved, that the list remained appropriate for Logitech for fiscal year 2011 executive compensation. For fiscal year 2011, the peer companies consisted of:

3Com Corporation	Cypress Semiconductor Corporation	NVIDIA Corporation
Activision Blizzard, Inc.	Electronic Arts, Inc.	Polycom, Inc.
Agilent Technologies, Inc.	Intuit Inc.	SanDisk Corporation
Advanced Micro Devices, Inc.	Lexmark International, Inc.	Sybase, Inc.
Autodesk, Inc.	McAfee, Inc.	Symantec Corporation
BMC Software, Inc.	NCR Corporation	Teradata Corporation
Brocade Communications Systems, Inc.	NetApp, Inc.	Verisign, Inc.
Cadence Design Systems, Inc.	Novell, Inc.	Western Digital Corporation

     At the time the fiscal year 2011 executive compensation review was performed, in March 2010, Logitech ranked at approximately the 25th percentile among the peer group for revenues and market capitalization and below the 25th percentile for operating income.

	Revenues	Operating Income	Market Capitalization
	(in millions)	(in millions)	(in millions)
75th Percentile	$3,980	$432	$8,872
Median	2,641	263	5,369
25th Percentile	1,217	94	2,621
Logitech	1,849	35	2,739

Most recently available four quarters as of February 2010. Produced by Fred Cook,
Source: Standard & Poor’s Compustat

     In addition, to assist the Committee in its review of executive compensation, Logitech’s compensation department provides compensation data compiled from widely recognized high-technology executive compensation surveys.

     We generally seek to be at the median for total compensation, as well as for each of the elements of compensation, for our executives against the companies with whom we compete for executive talent, based on peer group and survey data.

Effect of individual performance

     The differences in compensation among the individual named executive officers, as disclosed in the Summary Compensation Table below, were primarily related to market compensation in each position, based on peer group and survey data, a subjective assessment of the executive’s impact on the Company’s past and future performance, succession planning and retention. The Compensation Committee does not review executive officers’ individual performance against pre-established individual performance metrics devised by the Compensation Committee, between the Compensation Committee and the respective executive, or otherwise.

Effect of realized compensation on future pay decisions

     The Compensation Committee considers actual realized compensation received in determining if our compensation programs are meeting their objectives of pay-for-performance and retention. The Compensation Committee generally does not reduce compensation plan targets based on realized compensation, as we do not want to create a disincentive for exceptional performance. However, the possible cash compensation increases and the amount of equity incentive awards may be adjusted based on actual realized compensation.

Other factors

     For newly hired executives, in addition to market compensation for the position, consideration is given to the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Logitech.

Timing of compensation decisions

     Executive compensation (base salary, target bonus, and equity grants) is typically reviewed at the Compensation Committee’s March meeting in an effort to align compensation changes with the start of our fiscal year, which begins in April. During the March 2010 meeting, the Committee elected to deliver the fiscal year 2011 equity grants during the Company’s annual employee equity incentive grant cycle, held in November 2010. The Committee may also make executive compensation decisions at other times during the fiscal year in the event of an executive new hire or promotion or other reasons.

     Beginning with fiscal year 2012, the Committee determined to evaluate and implement all executive compensation actions (base salary, target bonus, and equity grants) at the start of the fiscal year in order to align all compensation actions, and the related performance periods, with the fiscal year or multiple fiscal years.

OTHER COMPENSATION ELEMENTS

Other cash compensation

     The Compensation Committee may award discretionary bonuses in order to recognize outstanding individual performance, to assist in the retention of key talent, or for other reasons. The Committee approved a one-time relocation bonus to Mr. Labrousse in the amount of $112,500 in fiscal year 2011 to offset some of the costs associated with his move from the United States to Switzerland, and a one-time bonus to Mr. Labrousse in the amount of $21,047 to offset personal taxes incurred by Mr. Labrousse as a result of the Company’s surrender for cash of a life insurance contract on his life held by the Company in connection with a change to the funding of the Logitech Inc. deferred compensation plan. The Committee did not otherwise award any discretionary bonuses in fiscal year 2011.

Deferred compensation plan

     Executive officers based in the United States are also eligible to participate in the Logitech Inc. Deferred Compensation Plan and a predecessor plan, which is an unfunded and unsecured plan that allows employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on up to 80% of their base salary and up to 90% of their bonus or commission compensation. Under the plan, compensation may be deferred until termination or other specified dates chosen by the participants, and deferred amounts are invested in mutual funds chosen by the participants. The earnings credited to the participants are intended to be funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding named executive officer participation in the Deferred Compensation Plan can be found in the Non-Qualified Deferred Compensation for Fiscal Year 2011 table and the accompanying narrative.

     Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table.

     In addition, beginning in January 2011, Mr. Labrousse participates in the Switzerland Logitech Employee Pension Fund. This is a defined benefit pension plan available to all our employees in Switzerland. The plan provides benefits which are based on annual contributions as a percentage of salary and accrue at an interest rate that is defined annually by the pension fund’s governing board. Mr. Labrousse may elect to contribute between 5% and 11.5% of his base salary. Logitech Switzerland contributes 11.5% of Mr. Labrousse’s base salary to the fund. Employees of Logitech Switzerland receive their pension plan balance upon retirement, termination or voluntary departure.

Severance and related benefits

     All named executive officers are eligible to receive benefits under certain conditions in accordance with Logitech’s Change of Control Severance Agreement (Change of Control Agreement), as described in the section “Potential Payments Upon Termination or Change in Control.”

     The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control. Should a change of control occur, benefits will be paid after a “double trigger” event - meaning that there has been both a change of control, and the executive is terminated without cause or resigns for good reason within 12 months thereafter - as described in “Potential Payments Upon Termination or Change in Control.” Other than in the case of the Change of Control Agreement for Mr. Quindlen, benefits are capped at the amounts prescribed under Sections 280G and 4999 of the U.S. Tax Code and Logitech does not provide payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control.

     The Change of Control Agreement with Mr. Quindlen, which was executed in 2008, provides a tax gross-up to reimburse him for any additional taxes incurred under Section 280G of the U.S. Tax Code in connection with a change of control. This additional benefit was provided to Mr. Quindlen to be competitive with terms for other CEOs at the time the agreement was approved.

     In addition, under Mr. Quindlen’s employment agreement and Mr. Heid’s offer letter, if their employment is involuntarily terminated without cause they are entitled to their base salary and target bonus as described in “Potential Payments Upon Termination or Change in Control.” The term in Mr. Quindlen’s agreement is intended to provide consideration for his service to Logitech and the potential length of time until subsequent employment is secured if he is involuntarily terminated without cause. The term in Mr. Heid’s offer letter was the result of negotiations of the terms of his employment when he joined Logitech.

     The PSU and RSU award agreements for named executive officers other than Guerrino De Luca provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements under the same circumstances and conditions as under the Change of Control Agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination:
  All shares subject to the RSUs will vest.

  100% of the shares subject to the PSUs will vest if the change of control occurred within 1 year after the grant date of the PSUs. If the change of control occurred more than 1 year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.
     To determine the level of benefits to be provided under each change of control agreement and other agreements, the Committee considered the circumstances of each type of severance, the impact on shareholders, and market practices.

Perquisites

     Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees except as set out below.

     Mr. Quindlen was provided with personal tax preparation services in fiscal year 2011. Expenses related to these services are imputed as income to Mr. Quindlen and the additional tax liabilities are paid by Logitech as a gross-up payment. In addition, Mr. Quindlen receives the use of a car and the payment of travel costs generated when he is working out of our California office. These benefits are provided in lieu of relocating Mr. Quindlen from his current residence. Logitech does not provide any related tax gross-up for these car and travel benefits. The aggregate amount of Mr. Quindlen’s benefits is reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

     During fiscal year 2011 Mr. Labrousse relocated from the United States to Switzerland, where, in addition to his duties as Executive Vice President of Products, he assumed the duties of President, Logitech Europe. In connection with his relocation, Mr. Labrousse received a relocation bonus of $112,500, as discussed above under the heading “Other Cash Compensation”, and Logitech paid a total of approximately $115,000 for the costs of his relocation, under the terms of a relocation policy applicable to all relocating employees. The amount of the bonus and the aggregate amount of the relocation costs for Mr. Labrousse are reflected in the Summary Compensation Table below.

Other Benefits

     Logitech’s executive officers are eligible to receive the same benefits as all other employees, including the following:
  Company contributions to retirement programs, such as the Logitech Inc. 401(k).

  Health, welfare and life insurance benefits.

  Opportunity for participation in the Logitech Employee Share Purchase Plans.
OTHER COMPENSATION POLICIES

Derivatives

     We do not permit any Company insiders, including officers and directors, to trade in puts, calls, warrants or other derivative Logitech securities traded on an exchange or in any other organized securities market.

Recovery of compensation for restatements and misconduct

     In June 2010 the Compensation Committee adopted a policy regarding the recovery of compensation paid to an executive officer or the principal accounting officer of the Company. Under the terms of the policy we may recover bonus amounts, equity awards or other incentive compensation awarded or paid within the prior three years to a covered officer if the Compensation Committee determines the compensation was based on any performance goals that were met or exceeded as a result, in whole or in part, of the officer’s fraud or misconduct, or the officer knew at the time of the existence of fraud or misconduct that resulted in performance goals being met or exceeded, and a lower amount would otherwise have been awarded or paid to the officer. In addition, under the policy Logitech may recover gains realized on the exercise of stock options or on the sale of vested shares by an executive officer or the principal accounting officer if, within three years after the date of the gains or sales, Logitech discloses the need for a significant financial restatement, other than a financial restatement solely because of revisions to US GAAP, and the Compensation Committee determines that the officer’s fraud or misconduct caused or partially caused the need for the restatement, or the covered officer knew at the time of the existence of fraud or misconduct that resulted in the need for such restatement.

     In addition, our 2006 Stock Incentive Plan and our Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant, whether or not an executive officer:
  has committed an act of embezzlement, fraud or breach of fiduciary duty;

  makes an unauthorized disclosure of any Logitech trade secret or confidential information; or

  induces any customer to breach a contract with Logitech.
     Any decision to suspend or cause a forfeiture of any award held by an executive officer under the 2006 Stock Incentive Plan or the Management Performance Bonus Plan is subject to the approval of the Board of Directors.

Additional tax considerations

U.S. Tax Code Section 162(m)

     We are limited by Section 162(m) of the U.S. Tax Code to a deduction for U.S. federal income tax purposes of up to $1,000,000 of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The Compensation Committee considers the implications of Section 162(m) of the U.S. Tax Code in setting and determining executive officer long-term equity incentive award grants and in setting short-term cash incentive award compensation.

     The Logitech International S.A. 2006 Stock Incentive Plan approved by our shareholders in 2006 permits certain grants of awards under that plan to qualify as “performance-based compensation.” Bonuses paid to executives under the Logitech Management Performance Bonus Plan may similarly qualify under Section 162(m). The bonuses earned in fiscal year 2011 did qualify under Section 162(m). Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Committee believes it to be in the best interests of the Company and its shareholders.

     In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Section 718, on its decisions in determining the forms of different equity awards.

COMPENSATION BELOW THE EXECUTIVE LEVEL

     Similar to Logitech’s executive compensation programs, Logitech’s compensation for its employees below the level of executive officer have been designed to attract, retain and motivate the skilled employees that are essential to Logitech’s success. However, one essential difference between compensation of executives and for employees below the executive level is that, for employees below the executive level, short-term incentives in the form of cash bonuses or profit sharing and long-term equity incentive awards comprise a smaller portion of the employee’s total target compensation. This means there is less total compensation at risk for non-executive employees based on the Company’s performance, while also meaning, similarly, that there is less potential for increased compensation from superior Company performance.

Components – Non-Executive Compensation

     The key components of Logitech’s compensation for employees below the executive level are as follows:

          Base salary. Base salary is set to reward employees’ current contributions to Logitech and compensate them for their expected day-to-day performance

          Short-term cash incentives. Logitech has a bonus program for employees at the director level or above, a profit-sharing program for employees below the director level, and, for sales personnel, sales commission plans. All professional staff other than sales personnel participate in the bonus program or the profit sharing program. The potential target compensation from the bonus and profit sharing programs is established as a percentage of the employee’s annual base salary. The potential target compensation for sales personnel under sales commission plans is set on the basis of their sales quotas.

          Long-term equity incentive awards. Approximately one-third of the Company’s professional staff receive long-term equity incentive awards, in the form of RSUs, and for eligible employees at the level of Vice-President or above, PSUs. In addition, full-time professional staff, in countries where Logitech is able to offer the program, are eligible to participate in the Company’s employee share purchase plans, which allow eligible employees to purchase Logitech shares at a 15% discount from the market price of Logitech’s shares at the beginning or end of each six-month offering period.

          Health and welfare, and other local benefits. Health and welfare and other local benefits are offered to employees based on the market practices and local law requirements of the various jurisdictions in which employees are based. In a limited number of jurisdictions we offer defined benefit or defined contribution pension plans or required severance benefits for employees.

Compensation Philosophy – Non-Executive Compensation

     The key features of Logitech’s compensation philosophy for employees below the executive level are as follows:
  Base salary should be at approximately the median for comparable companies in the industry and in the region where the employee is based.

  The total level of at-risk compensation should increase with the level of the employee, to reflect the relative impact of the employee on the Company’s performance.

  High-performing employees should receive significantly higher potential compensation in the form of equity incentive awards in order to help retain and motivate these employees.

  Other than for the compensation of employees in the Company’s sales organization, the performance measures under the Company’s short-term incentives in the form of cash bonuses, profit sharing, or long-term equity incentive awards, should be based on the performance of the entire Logitech group, or the performance of the Logitech group plus the performance of the employee’s department or unit, rather than on the performance of the individual employee. This is primarily to encourage collaboration among the Company’s employees.

  For employees in the Company’s sales organization, compensation should include commissions based on the employee’s sales performance against sales quotas or targets. Approximately 30% to 40% of a salesperson’s total target compensation is based on commissions. The Company believes this direct linking of salesperson compensation to individual performance helps drive sales performance and reflects competitive market practice.

  Equity incentive compensation is an important component of employee compensation. This reflects market practice, especially in California’s Silicon Valley, where the Company has a significant presence, but the Company also believes that equity incentive compensation is a key differentiator in attracting and retaining employees in employment markets outside of the United States where, historically, equity incentive compensation was not or is not common.
     Compensation for employees below the executive level is established based on guidelines developed by the Company’s compensation & benefits department, market practices, and assessment of individual performance and potential for future contribution to Logitech by the employee’s manager and the Company’s human resources department. The Compensation Committee of the Board provides oversight of compensation below the executive level, reviews the yearly short-term incentive program design and performance measures, reviews and approves the yearly long-term equity incentive award budget, and reviews and approves all long-term equity incentive award grants.

Compensation Risks Assessment

     The Compensation Committee conducted a review, with the assistance of the Committee’s independent compensation consultant, of Logitech’s compensation programs in April 2011 to assess the risks associated with their design. The Committee reviewed in particular the following compensation programs and associated practices:
  2006 Stock Incentive Plan.

  Management Performance Bonus Plan.

  Profit Sharing Plan.

  Sales commissions plans.

  Change of Control Severance Agreements in place with executive officers.
     The review included a consideration of compensation risk areas associated with Logitech’s current compensation programs, and risk controls. Based on this review, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE

     The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Logitech’s 2011 Invitation and Proxy Statement and Annual Report.

Compensation Committee

MATTHEW BOUSQUETTE, Chairman
KEE-LOCK CHUA
RICHARD LAUBE

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation and benefits earned during fiscal years 2011, 2010, and 2009 by our named executive officers. For more information, please refer to “Compensation Disclosure and Analysis,” as well as “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

								Changes in
							Non-equity	Nonqualified
							Incentive Plan	Deferred	All Other
					Stock	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Awards($) (1)	Awards ($) (1)	($)(2)	Earnings($)	($) (3)	Total ($)
Gerald Quindlen	FY11	825,000	—		5,835,050	—	1,083,000	—	62,365	7,805,415
President and Chief	FY10	787,500	—		1,007,600	394,000	1,299,000	—	50,370	3,538,470
Executive Officer	FY09	787,500	—		697,500	1,151,000	—	—	31,549	2,667,549

Erik Bardman	FY11	420,000	—		1,489,800	—	331,000	—	7,800	2,248,600
Sr. Vice President,	FY10	184,615	—		—	620,000	162,000	—	3,257	969,872
Finance and
Chief Financial Officer

Guerrino De Luca	FY11	550,000	—		835,500	—	578,000	—	12,168	1,975,668
Chairman	FY10	550,000	—		—	118,200	907,000	—	12,168	1,587,368
of the Board	FY09	550,000	—		—	223,200	—	—	18,128	791,328

Werner Heid	FY11	570,000	—		1,489,800	—	415,000	—	9,741	2,484,541
Sr. Vice President,	FY10	550,000	40,467	(4)	362,520	450,450	607,000	—	9,648	2,020,085
Sales and Marketing

Junien Labrousse	FY11	718,588	133,547	(5)	1,489,800	—	535,276	—	169,128	3,046,339
Executive Vice-	FY10	680,000	—		545,860	491,400	680,000	—	12,271	2,409,531
President, Products and	FY09	680,000	—		523,125	754,950	222,333	—	10,415	2,190,823
President, Logitech Europe
____________________

(1)
These amounts do not represent the actual economic value realized by the named executive officer. Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of grants of stock options and stock awards to each of the listed officers in the fiscal years shown. The key assumptions and methodology of valuation of stock options and stock awards are presented in Note 12 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2011 filed with the SEC on May 27, 2011.

For FY11: Assuming the highest level of performance is the maximum possible value of the PSUs allocated in FY11, using the market value of our shares on the grant date of the PSUs, is: (a) in the case of Mr. Quindlen, $5,724,600; (b) in the case of Mr. Bardman, $1,461,600; (c) in the case of Mr. De Luca, $1,218,000; (d) in the case of Mr. Heid, $1,461,600; and (e) in the case of Mr. Labrousse, $1,461,600.

For FY10: None of the shares represented by PSUs granted in FY10 vested because the minimum performance condition was not met. Assuming the highest level of performance was achieved, the maximum possible value of the PSUs allocated in FY10, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. Quindlen; $1,121,600; (b) in the case of Mr. Heid, $364,520; and (c) in the case of Mr. Labrousse, $560,800.

For FY09: None of the shares represented by PSUs granted in FY09 vested because the minimum performance condition was not met. Assuming the highest level of performance was achieved, the maximum possible value of the PSUs allocated in FY09, using the market value of our shares on the date of grant of the PSUs, was: (a) in the case of Mr. Quindlen; $1,129,500; and (b) in the case of Mr. Labrousse, $847,125.

(2)	Reflects amounts earned under the Logitech Management Performance Bonus Plan. In FY09 Mr. De Luca and Mr. Quindlen declined bonus payments of $222,750 and $318,937, respectively, they each had otherwise earned and were entitled to under the terms of their FY09 bonus program.

(3)	Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation.”

(4)	The Compensation Committee approved the payment of this bonus to Mr. Heid to enable him to purchase a value of Logitech shares equal to what he would have purchased under the Logitech Employee Share Purchase Plan for the February 1 - July 31, 2009 offering period but for his employment start date being after the offering start date.

(5)	Reflects (1) a bonus of $21,047 approved by the Compensation Committee to enable Mr. Labrousse to offset taxes incurred on a life insurance contract on his life held by the Company in connection with the Logitech Inc. deferred compensation plan, which life insurance contract the Company surrendered for cash in December, 2010, and (2) a bonus in the amount of $112,500 approved by the Compensation Committee to offset some of the costs of Mr. Labrousse’s relocation to Switzerland.

All Other Compensation Table
						Relocation	Premium for
		Car	Tax	401(k) or	Group	or Travel	Deferred
		Use or	Preparation	Swiss	Term Life	in lieu of	Compensation
		Service	Services	Pension Plan	Insurance	Relocation	Insurance
Name	Year	($) (1)	($) (2)	($) (3)	($)	($) (4)	($) (5)	Total ($)
Gerald Quindlen	FY11	5,936	17,698	2,758	4,384	31,589	—	62,365
	FY10	4,172	19,563	2,726	4,209	19,700	—	50,370
	FY09	3,696	3,954	2,594	3,078	18,227	—	31,549

Erik Bardman	FY11	—	—	6,750	1,050	—	—	7,800
	FY10	—	—	2,841	415	—	—	3,256

Guerrino De Luca	FY11	—	—	6,750	5,418	—	—	12,168
	FY10	—	—	6,750	5,418	—	—	12,168
	FY09	5,906	—	6,804	5,418	—	—	18,128

Werner Heid	FY11	—	—	6,750	2,991	—	—	9,741
	FY10	—	—	6,750	2,898	—	—	9,648

Junien Labrousse	FY11	—	21,290	27,919	2,921	115,109	1,889	169,128
	FY10	—	—	6,750	3,616	—	1,906	12,272
	FY09	—	—	6,804	3,611	—	—	10,415
____________________

(1)	Represents the estimated cost to Logitech related to Mr. Quindlen’s use of a company car while working from the Company’s office in California, and in FY09, the cost to Logitech of $3,795 related to Mr. De Luca’s occasional use of a company car and driver to and from work, and tax gross-up payments of $2,111, relating to the income imputed to Mr. De Luca as a result.

(2)	Represents the cost to Logitech of $9,910, $12,925 and $2,625 in FY11, FY10 and FY09, related to these services, and tax gross-up payments, of $7,788, $6,638 and $1,329, respectively, relating to the income imputed to Mr. Quindlen as a result, and the cost to Logitech of $21,290 in FY11 for tax preparation services for Mr. Labrousse related to his transfer from the U.S. to Switzerland.

(3)	Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll, and matching contributions to the Logitech Employee Pension Fund in Switzerland for Mr. Labrousse, for the period in FY11 during which he was employed in Switzerland, which are available to all of our regular employees who are on our Swiss payroll.

(4)	In the case of Mr. Quindlen, represents the cost to Logitech for Mr. Quindlen’s travel to and from Logitech’s offices in California from his residence. In the case of Mr. Labrousse, represents the costs associated with Mr. Labrousse’s relocation to Switzerland, including household goods shipping, temporary accommodations, flights, rental car and other costs.

(5)	Represents imputed income to Mr. Labrousse from an insurance policy held to fund, in part, the Logitech Inc. Deferred Compensation Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

     The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2011. For more information, please refer to “Compensation Disclosure and Analysis.”

											All Other
											Stock
											Awards:
				Estimated Possible Payouts				Estimated Future Payouts			Number of
				Under Non-Equity Incentive				Under Equity Incentive			Shares of	Grant
				Plan Awards (1)				Plan Awards (3)			Stock	Date Fair
		Grant Date	Approval	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	or Units	Value
Name	Type	(MM/DD/YY)	Date	($)	($)	($)	($) (2)	(#)	(#)	(#)	(#) (4)	($) (5)
Gerald Quindlen	PSU	11/15/10	11/13/10					70,500	141,000	282,000	—	3,926,850
	RSU	11/15/10	11/13/10					—	—	—	94,000	1,908,200
	FY11 Bonus	N/A	N/A	721,875	1,031,250	2,062,500	1,083,000

Erik Bardman	PSU	11/15/10	11/13/10					18,000	36,000	72,000	—	1,002,600
	RSU	11/15/10	11/13/10					—	—	—	24,000	487,200
	FY11 Bonus	N/A	N/A	220,500	315,000	630,000	331,000

Guerrino De Luca	PSU	11/15/10	11/13/10					15,000	30,000	60,000	—	835,500
	FY11 Bonus	N/A	N/A	385,000	550,000	1,100,000	578,000

Werner Heid	PSU	11/15/10	11/13/10					18,000	36,000	72,000	—	1,002,600
	RSU	11/15/10	11/13/10					—	—	—	24,000	487,200
	FY11 Bonus	N/A	N/A	299,250	427,500	855,000	415,000

Junien Labrousse	PSU	11/15/10	11/13/10					18,000	36,000	72,000	—	1,002,600
	RSU	11/15/10	11/13/10					—	—	—	24,000	487,200
	FY11 Bonus	N/A	N/A	363,759	519,655	1,039,310	535,276
____________________

(1)	The amounts in these columns reflect possible payouts with respect to each applicable performance period for the FY11 bonus programs under the Bonus Plan.

(2)	The amounts in this column reflect actual payouts with respect to each applicable performance period for the FY11 bonus programs under the Bonus Plan. The actual payout amounts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for FY11.

(3)	Represents PSUs. All shares subject to the PSUs are unvested. The actual amount, if any, of shares that will vest under the PSUs will not be known until the end of the performance period on November 15, 2013.

(4)	Represents RSUs that vest at a rate of 25% per year over four years, on each yearly anniversary of the grant date.

(5)	These amounts do not represent the actual economic value realized by the named executive officer. Amounts in this column represent the grant date fair value of PSUs and RSUs calculated in accordance with ASC 718 but does not include a reduction for forfeitures. For PSUs, that number is calculated by multiplying the value determined using the Monte Carlo method by the target number of units awarded. For RSUs, that number is equal to the closing price of Logitech shares on the grant date. The key assumptions for the valuation of the PSUs are presented in Note 12 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for FY11 filed with the SEC on May 27, 2011.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements and Offer Letters

     We have entered into employment agreements or offer letters with each of our named executive officers. The employment agreements and offer letters generally provide that the compensation of the named executive officer is subject to the sole discretion of the Compensation Committee or the Board of Directors. The compensation earned by the named executive officers in fiscal year 2011 was not the result of any terms of their employment agreements or offer letters.

Performance-Based Vesting Conditions

     Please refer to “Compensation Disclosure and Analysis—Elements of Compensation—Performance-based cash incentive awards” for a discussion of the performance measures applicable to the Bonus Plan during fiscal year 2011. In addition, please refer to “Compensation Disclosure and Analysis—Elements of Compensation—Long-term equity incentive awards” for a discussion of performance measures under the PSUs granted to named executive officers during fiscal year 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table provides information regarding outstanding equity awards for each of our named executive officers as of March 31, 2011. This table includes unexercised and unvested stock options, unvested RSUs and unvested PSUs.

     Unless otherwise specified, options and RSUs vest at a rate of 25% per year on each of the first four anniversaries of the grant date. Market value for stock options is calculated by taking the difference between the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year ($18.13 on March 31, 2011) and the option exercise price, and multiplying it by the number of outstanding options. Market value for stock awards (RSUs and PSUs) is determined by multiplying the number of shares by the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year.

     Certain of the options as granted to Mr. De Luca have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise prices shown in the table below for such options are presented in the table based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2011 of 1.0924 to 1.

		Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
								Market	Plan Awards:	Market or
								Value of	Number of	Payout Value
		Number of	Number of				Number	Shares	Unearned	of Unearned
		Securities	Securities				of Shares	or Units	Shares, Units	Shares, Units
		Underlying	Underlying	Option		Market	or Units of	of Stock	or Other	or Other
		Unexercised	Unexercised	Exercise	Option	Value of	Stock That	That	Rights That	Rights That
	Grant Date	Options (#)	Options (#)	Price ($) /	Expiration Date	Unexercised	Have Not	Have Not	Have Not	Have Not
Name	(MM/DD/YY)	Exercisable	Unexercisable	Share	(MM/DD/YY)	Options ($)	Vested (#)	Vested ($)	Vested (#)	Vested ($)(1)
Gerald Quindlen	11/02/05	200,000	—	20.25	10/17/15	—	—	—	—	—
	10/02/06	60,000	—	21.61	10/02/16	—	—	—	—	—
	10/02/07	75,000	25,000	30.09	10/02/17	—	—	—	—	—
	10/19/07	225,000	75,000	34.39	10/19/17	—	—	—	—	—
	04/01/08	50,000	50,000	26.67	04/01/18	—	—	—	—	—
	12/12/08	50,000	50,000	13.48	12/12/18	465,000	—	—	—	—
	04/01/09	25,000	75,000	10.64	04/01/19	749,000	—	—	—	—
	06/29/09	—	—	—	—	—	15,000 (3)	271,950	—	—
	06/29/09	—	—	—	—	—	—	—	40,000 (4)	725,200
	11/15/10	—	—	—	—	—	94,000 (3)	1,704,220	—	—
	11/15/10	—	—	—	—	—	—	—	141,000 (8)	2,556,330
	Total	685,000	275,000			1,214,000	109,000	1,976,170	181,000	3,281,530

		Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
								Market	Plan Awards:	Market or
								Value of	Number of	Payout Value
		Number of	Number of				Number	Shares	Unearned	of Unearned
		Securities	Securities				of Shares	or Units	Shares, Units	Shares, Units
		Underlying	Underlying	Option		Market	or Units of	of Stock	or Other	or Other
		Unexercised	Unexercised	Exercise	Option	Value of	Stock That	That	Rights That	Rights That
	Grant Date	Options (#)	Options (#)	Price ($) /	Expiration Date	Unexercised	Have Not	Have Not	Have Not	Have Not
Name	(MM/DD/YY)	Exercisable	Unexercisable	Share	(MM/DD/YY)	Options ($)	Vested (#)	Vested ($)	Vested (#)	Vested ($)(1)
Erik Bardman	10/23/09	25,000	75,000	18.76	10/23/19	—	—	—	—	—
	11/15/10	—	—	—	—	—	24,000	435,120	—	—
	11/15/10	—	—	—	—	—	—	—	36,000	652,680
	Total	25,000	75,000				24,000	435,120	36,000	652,680

Guerrino De Luca	10/16/02	370,538	—	11.20 (2)	04/16/13	2,567,828	—	—	—	—
	04/08/04	200,000	—	16.62 (3)	04/08/14	302,000	—	—	—	—
	04/01/05	200,000	—	20.26 (4)	04/01/15	—	—	—	—	—
	04/01/06	100,000	—	20.05	04/01/16	—	—	—	—	—
	04/02/07	50,000	—	27.95	04/02/17	—	—	—	—	—
	04/01/08	7,500	7,500	26.67	04/01/18	—	—	—	—	—
	04/01/09	3,750	11,250	10.64	04/01/19	112,350	—	—	—	—
	11/15/10	—	—	—	—	—	—	—	30,000	543,900
	Total	931,788	18,750			2,982,178			30,000	543,900

Werner Heid	03/06/09	75,000	75,000	8.01	03/06/19	1,518,000	—	—	—	—
	06/29/09	16,250	48,750	14.02	06/29/19	267,150	—	—	—	—
	06/29/09	—	—	—	—	—	6,750	122,378	—	—
	06/29/09	—	—	—	—	—	—	—	13,000	235,690
	09/01/09	4,375	13,125	17.44	09/01/19	12,075	—	—	—	—
	11/15/10	—	—	—	—	—	24,000	435,120	—	—
	11/15/10	—	—	—	—	—			36,000	652,680
	Total	95,625	136,875			1,797,225	30,750	557,498	49,000	888,370

Junien Labrousse	09/26/05	100,000	—	20.25	09/26/15	—	—	—	—	—
	10/02/06	50,000	—	21.61	10/02/16	—	—	—	—	—
	04/02/07	105,000	35,000	27.95	04/02/17	—	—	—	—	—
	10/02/07	37,500	12,500	30.09	10/02/17	—	—	—	—	—
	10/01/08	37,500	37,500	22.59	10/01/18	—	—	—	—	—
	12/12/08	15,000	30,000	13.48	12/12/18	209,250	—	—	—	—
	06/29/09	—	67,500	14.02	06/29/19	277,425	—	—	—	—
	06/29/09	—	—	—	—	—	9,750	176,768	—	—
	06/29/09	—	—	—	—	—	—	—	20,000	362,600
	11/15/10	—	—	—	—	—	24,000	435,120	—	—
	11/15/10	—	—	—	—	—	—	—	36,000	652,680
	Total	345,000	182,500			486,675	33,750	611,888	56,000	1,015,280
____________________

(1)	PSUs are shown at their target amount. The minimum performance condition of the PSUs granted on June 29, 2009, in FY10, was not met and therefore no shares vested at the conclusion of the 2-year performance period on June 29, 2011. The actual conversion, if any, of the PSUs granted in FY11 into Logitech shares following the conclusion of the 3-year performance period will range between 50% and 200% of that target amount, depending upon Logitech’s TSR performance versus the TSR benchmark over the performance period.

(2)	The exercise price of the option as granted (as split-adjusted) is 10.25 Swiss Francs per share.

(3)	The exercise price of the option as granted (as split-adjusted) is 15.21 Swiss Francs per share.

(4)	The exercise price of the option as granted (as split-adjusted) is 18.55 Swiss Francs per share.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2011

     The following table provides the number of shares acquired and the value realized upon exercise of stock options and the vesting of RSUs during fiscal year 2011 by each of our named executive officers. No shares resulted from PSUs whose performance period ended during fiscal year 2011 because the minimum performance condition was not met.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($) (2)
Gerald Quindlen	—	—	5,000	67,700
Erik Bardman	—	—	—	—
Guerrino De Luca	233,524	1,864,545	—	—
Werner Heid	—	—	2,250	30,465
Junien Labrousse	297,500	2,840,591	3,250	44,005
____________________

(1)	The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Based on the closing trading price of Logitech shares on NASDAQ on June 29, 2010, the vesting date, of $13.54.

Pension Benefits for Fiscal Year 2011

     Upon his relocation from the United States to Switzerland on January 1, 2011, Mr. Labrousse began participation in Logitech’s Swiss Employee Pension Fund, which is a program offered to all eligible Swiss employees. The following table sets forth the estimated present value of accumulated pension benefits:

		Number	Present
		of Years of	Value of
		Credited	Accumulated
Name	Plan Name	Service (#)	Benefit ($)(1)
Gerald Quindlen	—	n/a	—
Erik Bardman	—	n/a	—
Guerrino De Luca	—	n/a	—
Werner Heid	—	n/a	—
Junien Labrousse	Logitech Employee Pension Fund	0.25	48,469
____________________

(1)	No amounts are included in the Summary Compensation table because Mr. Labrousse had no contributions to this plan in fiscal year 2010.

     The Swiss pension plan covers all Logitech employees in Switzerland and exceeds the minimum benefit requirements under Swiss law. The Swiss plan allows employees a choice in the level of annual contributions paid by the employee.

     Every month, Logitech Switzerland and Mr. Labrousse each contribute a percentage of Mr. Labrousse’s base salary to the pension plan. Mr. Labrousse may elect to contribute between 5% and 11.5% of his base salary. Logitech Switzerland contributes 11.5% of Mr. Labrousse’s base salary to the fund.

     The pension plan provides benefits which are based on annual contributions as a percentage of salary and accrue at an interest rate that is defined annually by the pension fund’s governing board. Employees of Logitech Switzerland receive their pension plan balance upon retirement (age 65 for men and age 64 for women), termination, or voluntary departure. The pension savings plan is considered a defined benefit plan.

     No other named executive officers are beneficiaries under any retirement plan benefits maintained by Logitech. For additional information regarding other benefits provided upon retirement of Logitech named executive officers, please refer to “Potential Payments Upon Termination or Change in Control.”

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011

     The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. U.S. Deferred Compensation Plan during fiscal year 2011 and at fiscal year-end.

	Executive	Logitech	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal	Distributions	Fiscal Year End
Name	($)(1)	($)	Year ($)(2)	($)	($)
Gerald Quindlen	—	—	—	—	—
Erik Bardman	—	—	—	—	—
Guerrino De Luca	—	—	—	—	—
Werner Heid	53,438	—	2,133	—	55,571
Junien Labrousse	466,514	—	333,602	—	2,587,956 (8)
____________________

(1)	Amounts are included in the Summary Compensation table in the "Salary" and "Non-equity Incentive Plan Compensation" columns for FY11. All contributions were made under the Logitech Inc. Deferred Compensation Plan.

(2)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(3)	Mr. Labrousse’s aggregate contributions of $925,766 for FY08 through FY10 were reported as compensation to Mr. Labrousse in the Summary Compensation Table.

NARRATIVE DISCLOSURE TO NON-QUALIFIED DEFERRED COMPENSATION TABLE

     The Logitech Inc. U.S. Deferred Compensation Plan effective January 1, 2009 allows the participating executive officers and other eligible employees to defer up to 80% of their annual base salary and up to 90% of annual cash bonuses or commissions.

     Upon enrollment, participants select from a number of mutual funds selected by Logitech Inc.’s Deferred Compensation Committee for this purpose, and the participants’ contributions are invested according to the participants’ elections. Investment elections may be changed by participants at any time.

     Participants can elect upon enrollment to receive one lump-sum distribution per year beginning in the third year of plan participation. Although pre-retirement distributions can subsequently be postponed (subject to conditions) or canceled, participants cannot elect any additional pre-retirement distributions after initial enrollment, except in limited circumstances.

     Distributions are generally payable to participants upon termination of employment in a lump sum or, in the case of retirement, disability or death, in a series of annual payments of up to 10 years, as elected by the participants, subject to any requirements of Section 409A of the U.S. Tax Code.

     The Deferred Compensation Plan is the successor to an earlier plan that provided substantially similar benefits.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     We have entered into agreements that provide for payments under certain circumstances in the event of termination of employment of our executive officers. These agreements include:
  Change of control severance agreements, under which the executive officers may receive certain benefits if they are subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or the executive resigns for good reason.

  PSU and RSU award agreements, that provide for the accelerated vesting of the shares subject to the award agreements under the same circumstances as under the change of control agreements.

  An employment agreement with Gerald Quindlen and an offer letter with Werner Heid, under which each is entitled to severance benefits if we terminate his employment without cause.
     These agreements are described in more detail below.

     Other than the agreements above, there are no agreements or arrangements for the payment of severance to a named executive officer in the event of his involuntary termination with or without cause.

     There are no agreements providing for payment of any consideration to any non-executive member of the Board of Directors upon termination of his or her services with the Company.

Change of Control Severance Agreements

     Each of our named executive officers has executed a change of control severance agreement with Logitech. The change of control agreements with each of Mr. Quindlen and Mr. De Luca are slightly different than those of the other executive officers. The purpose of the change of control agreements is to support retention in the event of a prospective change of control.

     Under the change of control agreement, each executive officer is eligible to receive the following benefits, should the executive officer be subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or the executive resigns for good reason:
  The continuation of the executive’s “current compensation” for 12 months;

  Continuation of health insurance benefits for up to 12 months;

  Acceleration of vesting for all stock options held by the executive;

  Acceleration of other employee equity incentives held by the executive if provided for under the terms of the grant agreement for the equity incentive; and

  Executive – level outplacement services of a value of up to $5,000.
     The term “current compensation” includes:
  The greater of (i) the executive’s annual base salary in effect immediately prior to the executive’s termination and (ii) the executive’s annual base salary in effect on the date of the Change of Control Agreement; plus

  The amount of the executive’s annual and quarterly bonuses for the fiscal year preceding the fiscal year in which severance benefits become payable to the executive.
     The change of control agreement defines the term “change of control” to mean:
  A merger or consolidation of Logitech with another corporation resulting in a greater than 50% change in the total voting power of Logitech or the surviving company immediately following the transaction;

  The complete liquidation of Logitech;

  The sale or other disposition of all or substantially all of Logitech’s assets; or

  The acquisition by any person of securities of Logitech representing 50% or more of the total voting power of Logitech’s outstanding shares.
     The change of control agreement with Mr. Quindlen is the same as for the other executive officers, except that Mr. Quindlen’s agreement provides for a tax gross-up to reimburse him for any additional taxes incurred under Section 280G of the U.S. Tax Code in connection with a change of control.

     The change of control agreement with Mr. De Luca is the same as for the other executive officers, except that only those stock options granted by the Company to him before January 28, 2008, while he was serving as CEO, are subject to acceleration under the agreement. Options granted to him after January 28, 2008 are not subject to acceleration.

PSU and RSU Award Agreements

     The PSU and RSU award agreements for named executive officers other than Guerrino De Luca provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements under the same circumstances and conditions as under the change of control agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination:
  All shares subject to the RSUs will vest.

  100% of the shares subject to the PSUs will vest if the change of control occurred within one year after the grant date of the PSUs. If the change of control occurred more than one year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.
Gerald Quindlen Employment Agreement

     Mr. Quindlen is subject to an employment agreement effective December 3, 2008. Under his employment agreement, in the event he is terminated without “cause” other than after a change of control he is entitled to:
  an amount equal to his current annual base salary; plus

  his current annual targeted bonus amount.
     “Cause” in Mr. Quindlen’s employment agreement is defined as (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action which has a material detrimental effect on the Company’s reputation or business; (iv) failure or inability to perform any assigned duties after written notice from the Company, and a reasonable opportunity to cure such failure or inability; (v) the conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs the ability to perform duties or (vi) the failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested cooperation.

     If any amounts become payable to Mr. Quindlen under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Quindlen under his employment agreement will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

Werner Heid Offer Letter

     We entered into an offer letter with Werner Heid dated December 24, 2008. Under his offer letter, in the event he is terminated without “cause” other than after a change of control he is entitled to:
  an amount equal to 75% of his current annual base salary; plus an amount equal to 75% of his current annual targeted bonus amount.
     “Cause” in Mr. Heid’s offer letter is defined substantially the same as in Mr. Quindlen’s employment agreement, described above. If any amounts become payable to Mr. Heid under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Heid under his offer letter will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

Tables of Potential Payments Upon Termination or Change in Control

     The table below estimates the amount of compensation that would be paid in the event of an involuntary termination of a listed named executive officer without cause after a change in control, assuming that each of the terminations was effective as of March 31, 2011, subject to the terms of the change of control agreement and the terms of the PSU and RSU award agreements with each of the listed named executive officers.

     For Mr. Quindlen and Mr. Heid, the additional table below estimates the amount of compensation that would be paid in the event of an involuntary termination without cause, assuming that each of the terminations was effective as of March 31, 2011, subject to the terms of the agreements with them. As of March 31, 2011, no compensation amounts were payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise.

     The price used for determining the value of accelerated equity in the tables below was the closing price of Logitech’s shares on NASDAQ on March 31, 2011, the last business day of the fiscal year, of $18.13. For those unvested options held by Mr. De Luca that have exercise prices denominated in Swiss Francs, the U.S. Dollar equivalent of such exercise prices as of March 31, 2011 were calculated based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2011 of 1.0924 to 1.

Involuntary Termination After Change in Control

				Value of
			Other	Accelerated
	Base Salary		Benefits	Equity	280G cut-back/
Name	($) (1)	Bonus ($) (2)	($) (3)	Awards ($) (4)	gross-up ($) (5)	Total ($)
Gerald Quindlen	825,000	1,083,000	24,800	5,326,750	2,297,028	9,556,578
Erik Bardman	420,000	331,000	24,800	1,087,800	(109,365)	1,754,235
Guerrino De Luca	550,000	578,000	24,800	600,075	—	1,752,875
Werner Heid	570,000	415,000	24,800	2,178,596	—	3,188,396
Junien Labrousse	775,622	535,276	24,800	1,681,493	—	3,017,191
____________________

(1)	Represents FY11 annual base salary in effect on March 31, 2011. Mr. Labrousse’s salary and bonus amounts were converted using the exchange rate of 1 CHF to 1.0924 USD as of March 31, 2011.

(2)	Represents the aggregate actual bonus earned or paid for FY11.

(3)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination and $5,000 in outplacement services.

(4)	Represents, as of March 31, 2011, the aggregate intrinsic value (market value less exercise price) of unvested options, the aggregate market value of shares underlying all unvested RSUs, and 100% of the shares subject to PSUs granted November 15, 2010, in each case held by the named executive officer as of March 31, 2011. The minimum performance condition under the terms of the PSUs granted June 29, 2009 was not met as of March 31, 2011, and therefore, no value is attributed to the shares subject to such PSUs.

(5)	Under the Change of Control agreements for all executive officers other than Gerald Quindlen there is a “280G cut-back” so that, in effect, the maximum value of the cash payments plus accelerated equity awards to which an executive is entitled under the agreement is just under 3 times the average annual taxable compensation paid by Logitech to the executive in the prior five taxable years, calculated in accordance with the U.S. Tax Code. The 280G cut-back in the Change of Control agreements for named executive officers other than Mr. Quindlen was only applicable to Mr. Bardman, and the amount disclosed for Mr. Bardman is based on the assumptions in the table. Mr. Quindlen’s Change of Control agreement contains a “280G tax gross-up”, so that if Mr. Quindlen is subject to the 280G excise tax in the event of a change of control, Logitech will pay Mr. Quindlen an extra amount to fully compensate him for the extra taxes incurred by him as a result of the excise tax. The amount disclosed for Mr. Quindlen reflects the cost to Logitech of this tax gross-up, based on the assumptions in the table.

Involuntary Termination

Name	Base Salary ($) (1)	Bonus ($) (2)	Other Benefits ($) (3)	Total ($)
Gerald Quindlen	825,000	1,031,250	19,800	1,876,050
Werner Heid	427,500	320,625		748,125
____________________

(1)	For Mr. Quindlen, represents 100% and, for Mr. Heid, 75%, of his FY11 annual base salary in effect on March 31, 2011.

(2)	For Mr. Quindlen, represents 100% and, for Mr. Heid, 75%, of his FY11 target bonus in effect on March 31, 2011.

(3)	For Mr. Quindlen, represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination.

COMPENSATION OF DIRECTORS

     The compensation of the members of the Board of Directors that are not Logitech employees is established by the Committee for Board Compensation, which consists of Guerrino De Luca, our Chairman, and Gerald Quindlen, our Chief Executive Officer. The general policy is that compensation for non-employee directors should be a mix of cash and equity-based compensation. To assist the Committee in its annual review of director compensation, Logitech’s Compensation and Benefits Group provides director pay practices and compensation data compiled from the annual reports and proxy statements of companies within the Fortune 100 and technology companies generally considered comparable to Logitech.

     Effective September 8, 2010, the Committee for Board Compensation approved a change to the cash compensation of non-employee directors to eliminate board and committee meeting-based fees. As a result, cash compensation now consists solely of annual retainers based on Board and committee service. The Committee also determined to calculate the number of RSUs to be granted annually based on a fixed market value. These changes were made in response to general industry trends with regard to board compensation.

     Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors. Non-employee director compensation currently consists of the following elements:
  Annual cash retainer of CHF 60,000.

  An additional annual cash retainer of CHF 20,000 for the lead independent director.

  Annual retainer of CHF 40,000 for the Audit Committee chair.

  Annual retainer of CHF 30,000 for the Compensation Committee chair.

  Annual retainer of CHF 15,000 for non-chair Audit Committee members.

  Annual retainer of CHF 10,000 for non-chair Compensation Committee members.

  Annual retainer of CHF 3,000 for Nominating Committee members.

  Annual RSU grant with a market value of approximately CHF 120,000.

  Compensation for the number of travel days spent traveling to attend Board and committee meetings, at the rate of CHF 2,500 per day.

  Reimbursement of reasonable expenses for non-local travel (business class).
     Non-employee Board members may elect to receive their Board fees in shares, net of withholdings. Any such shares are to be issued under the 2006 Stock Incentive Plan.

     Annual service is measured between the dates of the Company’s Annual General Meetings, held in September each year.

     The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2011 to continuing members of the Board of Directors who were not executive officers as of March 31, 2011. Because the table is based on Logitech’s fiscal year, and annual service for purposes of Board compensation is measured between the dates of Logitech’s Annual General Meeting, held in September each year, the amounts in the table do not necessarily align with the description of Board compensation above. The compensation paid to Guerrino De Luca and Gerald Quindlen, the members of the Board of Directors that are Logitech executive officers as of March 31, 2011, is presented in the Summary Compensation Table.

Non-Employee Director Summary Compensation for Fiscal Year 2011

	Fees Earned In	Stock Awards
Name	Cash ($)	($)	Total ($)
Daniel Borel	63,499	118,770	182,269
Matthew Bousquette	110,918	116,994	227,912
Erh-Hsun Chang	87,002	116,994	203,996
Kee-Lock Chua	101,104	116,994	218,098
Sally Davis	91,208	118,770	209,978
Neil Hunt	44,532	235,569	280,101
Richard Laube	71,746	118,770	190,516
Monika Ribar	102,671	118,770	221,441

     The following table presents additional information with respect to the equity awards held as of March 31, 2011 by members of the Board of Directors who were not executive officers as of fiscal year-end.

     In 2010, Logitech began granting RSUs instead of stock options to continuing non-employee directors. The RSUs granted in fiscal year 2010 and 2011 fully vest on approximately the one-year anniversary date of the grant.

     Market value for stock options is calculated by taking the difference between the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year ($18.13 on March 31, 2011) and the option exercise price, and multiplying it by the number of outstanding options. Market value for RSUs is determined by multiplying the number of shares by the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year.

     Information regarding the option and stock awards held as of March 31, 2011 by Guerrino De Luca and Gerald Quindlen, the only members of the Board of Directors that are Logitech executive officers as of such date, is presented in the Outstanding Equity Awards at Fiscal Year-End table.

     Certain of the options as granted have exercise prices denominated in Swiss Francs. The U.S. dollar exercise price in the table below for such options is based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2011 of 1.0924 to 1.

Outstanding Equity Awards for Non-Employee Directors at Fiscal 2011 Year-End

		Option Awards					Stock Awards
		Number of	Number of				Number of
		Securities	Securities				Shares or
		Underlying	Underlying	Option		Market	Units of	Market Value of
		Unexercised	Unexercised	Exercise		Value of	Stock That	Shares or Units of
	Grant Date	Options	Options	Price /		Unexercised	Have Not	Stock That Have
Name	(MM/DD/YY)	Exercisable (#)	Unexercisable (#)(1)	Share ($)		Options ($)	Vested (#)	Not Vested ($)
Daniel Borel	09/09/10	—	—	—		—	7,400	134,162
	Total	—	—				7,400	134,162
Matthew Bousquette	06/16/05	60,000	—	15.41		163,200	—	—
	09/10/08	10,000	5,000	23.29		—	—	—
	09/09/10	—	—	—		—	7,400	134,162
	Total	70,000	5,000				7,400	134,162
Erh-Hsun Chang(2)	09/12/03	109,000	—	7.76		1,130,330	—	—
	07/12/04	120,000	—	11.44		802,800	—	—
	09/26/05	60,000	—	20.25		—	—	—
	06/16/06	30,000	—	19.43		—	—	—
	09/09/10	—	—	—		—	7,400	134,162
	Total	319,000	—				7,400	134,162
Kee-Lock Chua	06/26/03	40,000	—	15.61	(3)	100,800	—	—
	06/16/06	15,000	—	19.43		—	—	—
	09/09/10	—	—	—		—	7,400	134,162
	Total	55,000	—				7,400	134,162
Sally Davis	06/20/07	30,000	—	37.63	(4)	—	—	—
	09/09/10	—	—	—		—	7,400	134,162
	Total	30,000	—				7,400	134,162
Neil Hunt	09/09/10	—	—	—		—	14,900	270,137
	Total	—	—				14,900	270,137
Richard Laube	09/10/08	20,000	10,000	28.60	(5)	—	—	—
	09/09/10	—	—	—		—	7,400	134,162
	Total	20,000	10,000				7,400	134,162
Monika Ribar	06/24/04	80,000	—	16.04	(6)	167,200	—	—
	06/20/07	15,000	—	37.63	(7)	—	—	—
	09/09/10	—	—	—		—	7,400	134,162
	Total	95,000	—				7,400	134,162
____________________

(1)	Unless otherwise indicated, the shares subject to these options vest and become exercisable at a rate of 33% per year over three years from the grant date, on each yearly anniversary of the grant date.

(2)	Options granted to Mr. Chang before 2006 were in respect of his role as a Logitech executive officer at such time. Mr. Chang served as a Logitech executive officer until April 2006.

(3)	The exercise price of the option as granted (as split-adjusted) is 14.29 Swiss Francs per share.

(4)	The exercise price of the option as granted is 34.45 Swiss Francs per share.

(5)	The exercise price of the option as granted is 26.18 Swiss Francs per share.

(6)	The exercise price of the option as granted (as split-adjusted) is 14.68 Swiss Francs per share.

(7)	The exercise price of the option as granted is 34.45 Swiss Francs per share.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes the shares that may be issued upon the exercise of options, RSUs, PSUs and other rights under our employee equity compensation plans as of March 31, 2011. These plans include the 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.) (together, the “ESPPs” and 2006 Stock Incentive Plan. The table also includes shares that may be issued upon the exercise of outstanding options under the 1996 Stock Plan (which plan terminated in 2006). The table does not include the additional shares that may be issuable pursuant to the proposed amendment to add an additional 5,000,000 shares to the ESPPs that is the subject of Proposal No. 4 of this Invitation and Proxy Statement.

(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted	Remaining Available for
	to be Issued Upon	Average Exercise	Future Issuance Under
	Exercise of Outstanding	Price of Outstanding	Equity Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights (#)	and Rights(1)	Reflected in Column(a)) (#)
Equity Compensation Plans
Approved by Security Holders	18,682,084	$19	6,136,660
Equity Compensation Plans Not
Approved by Security Holders	—	—	—
Total	18,682,084	$19	6,136,660

____________________

(1)	The weighted average exercise price is calculated based solely on outstanding options.

2006 Stock Incentive Plan

     The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors, of stock options, stock appreciation rights, restricted stock and restricted stock units, which are bookkeeping entries reflecting the equivalent of shares. As of March 31, 2011, Logitech has granted stock options, RSUs and PSUs under the 2006 Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria. The 2006 Plan expires on June 16, 2016. An aggregate of 17,500,000 shares is reserved for issuance under the 2006 Plan. As of March 31, 2011, a total of 4,493,291 shares were available for issuance under this plan.

1996 Stock Plan

     Under the 1996 Stock Plan, Logitech granted options for shares. Options issued under the 1996 Plan generally vest over four years and remain outstanding for periods not to exceed ten years. Options were granted at exercise prices of at least 100% of the fair market value of the shares on the date of grant. Logitech made no grants of restricted shares, stock appreciation rights or stock units under the 1996 Plan. No further awards will be granted under the 1996 Plan.

     Each option issued under the 1996 Stock Plan entitles the holder to purchase one share of Logitech International S.A. at the exercise price.

Employee Share Purchase Plans

     Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.) (“2006 ESPP”) and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.) (“1996 ESPP”). The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. There are two offering periods, each consisting of a six-month period during which payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. A total of 16,000,000 shares have been reserved for issuance under both the 1996 and 2006 ESPP plans. As of March 31, 2011, a total of 1,643,369 shares were available for issuance under these plans.

****************

This Response Coupon is solicited
on behalf of the Board of Directors
of Logitech International S.A.
The Board recommends a vote “For” each of
Proposals 1,2 and 4-9, and a vote of “1 Year”
on Proposal 3	Response Coupon 23rd Annual General Meeting of LOGITECH INTERNATIONAL S.A. Wednesday, September 7, 2011 – 2.30 pm (registration starts at 1.30 pm) Palais de Beaulieu - Lausanne, Switzerland

«Domiziladresse»	«AktNr» «Barcode» Number of shares held: «Anzahl Aktien» ☒ To indicate your choice	EN

☐	Option 1: I/we will personally attend the Annual General Meeting and ask you to send me/us an admission card in my/our name (s).
☐	Option 2: I/we hereby authorize the person named below to act as my/our proxy to represent me/us at the Annual General Meeting and ask you to send an admission card directly to such person
Name and address of proxy:
☐	Option 3: To represent me/us with substitution right, I/we hereby authorize and appoint as my/our proxy:

☐	Logitech International S.A.	If you appoint Logitech International S.A. your voting rights will be exercised in favor of the proposals of the Board, including on proposals that have not been submitted before the Annual General Meeting. If you provide voting instructions below that differ from the Board’s recommendations, your proxy will be assigned to the Independent Representative to represent you. If you appoint the Independent Representative, please provide your voting instructions by marking the applicable instruction boxes below. If you do not provide specific voting instructions, your voting rights will be exercised in favor of the proposals of the Board of Directors.
☐	The Independent Representative (Ms. Beatrice Ehlers, Notary Public, pl. St- François 11 P.O. Box 7299 CH-1002 Lausanne)

Proposals 1 to 9			FOR	AGAINST	ABST.			FOR	AGAINST	ABST.

1	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2011		☐	☐	☐	6	Appropriation of retained earnings without payment of a dividend for fiscal year 2011	☐	☐	☐

2	Advisory vote on executive compensation		☐	☐	☐	7	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2011	☐	☐	☐

		1 YEAR	2 YEARS	3 YEARS	ABST.	8	Elections to the Board of Directors

3	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐	8.1	Re-election of Mr. Matthew Bousquette	☐	☐	☐

			FOR	AGAINST	ABST.	8.2	Re-election of Mr. Richard Laube	☐	☐	☐

4	Increase to the number of shares available for issuance under Employee Share Purchase Plans		☐	☐	☐	8.3	Re-election of Mr. Gerald Quindlen	☐	☐	☐

5	Authorization to exceed 10% holding of own share capital		☐	☐	☐	9	Re-election of PricewaterhouseCoopers SA as auditors	☐	☐	☐

If voting takes place on proposals that have not been submitted before the Annual General Meeting, the Independent Representative will vote in favor of the proposal of the Board of Directors, unless you mark the box “Abstain” If you mark the box “Abstain”, the Independent Representative will abstain from voting on any such proposals.	☐

Date:	Signature:

Please complete and return this form by August 26, 2011 in the appropriate enclosed postage paid return envelope to:
- Logitech International S.A., Shareholders’ Department, Rue du Sablon 2-4, CH – 1110 Morges, or
- Ms. Beatrice Ehlers, Notary Public, Rue Caroline 1, P.O. Box 6035 CH-1002 Lausanne